Exhibit 2.7

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COMPUWARE CORPORATION,

COMPUWARE ACQUISITION CORP.,

GOMEZ, INC.,

AND

WITH RESPECT TO SECTION 7.7,
RICHARD J. BREKKA, JAIME W. ELLERTSON AND THOMAS A.F. KRUEGER,
AS THE SECURITYHOLDER COMMITTEE

Dated as of October 6, 2009

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Certificate of Merger

Exhibit B	Company Legal Opinion

Exhibit C	Escrow Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of October 6, 2009 by and among Compuware Corporation, a Michigan corporation (“Parent”), Compuware Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Gomez, Inc., a Delaware corporation (the “Company”), and, with respect to Section 7.7, Richard J. Brekka, Jaime W. Ellertson and Thomas A.F. Krueger, as members of the Securityholder Committee.  Certain capitalized terms used herein are defined in Section 9.1.

RECITALS

A.           The Boards of Directors of each of Parent, Merger Sub and the Company believe it is in the best interests of its corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B.           Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth in this Agreement.

C.           A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as security for certain obligations set forth in this Agreement.

D.           The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E.           Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, each Key Employee has entered into a confidentiality, non-competition, non-solicitation and development agreement to be effective at the Effective Time.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth in this Agreement, the mutual benefits to be gained by the performance of such agreements, covenants and other premises, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged and accepted, the parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent.  The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2           Effective Time.  Unless another time and place is mutually agreed upon in writing by Parent and the Company, the closing of the Merger (the “Closing”) will take place at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan, within two Business Days after the satisfaction or waiver of the conditions precedent set forth in Article V.  The date upon which the Closing occurs shall be referred to herein as the “Closing Date.”  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger in substantially the form attached hereto as Exhibit A, with the Delaware Secretary of State (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of such filing with the Delaware Secretary of State shall be referred to herein as the “Effective Time”).

1.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4           Certificate of Incorporation and Bylaws.

(a)           Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read substantially as follows (or such other name as determined by Parent in its sole discretion):  “The name of the corporation is Gomez, Inc.”

(b)           Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5           Directors and Officers of Surviving Corporation.  Unless otherwise determined by Parent prior to the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director or officer of the Surviving Corporation, as the case may be, in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified, as applicable.

1.6           Effect of the Merger on the Capital Stock of the Constituent Corporations; Rights of Dissenting Stockholders.

(a)           The aggregate purchase price for the transactions contemplated by this Agreement shall be $290,000,000, less the amount of Company Debt outstanding immediately prior to the Effective Time and less the amount by which Third Party Expenses exceed $5,000,000 (the “Merger Consideration”).  At Closing, Parent shall (i) pay or cause to be paid the Merger Consideration, less the Escrow Amount and the Expense Amount, in accordance with the Paying Agent Spreadsheet and the Optionholder Spreadsheet; (ii) deposit an amount equal to $29,000,000 (the “Escrow Amount”) into the Escrow Fund; and (iii) deposit $1,000,000 (the “Expense Amount”) into the Expense Fund.

(b)           At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Stockholders, the Optionholders or the Warrantholder:

(i)           each outstanding share of Company Common Stock (other than a Dissenting Share) will be converted automatically into and shall thereafter represent the right to receive, without interest thereon, an amount of cash equal to the Common Price Per Share;

(ii)           each outstanding share of Class A Convertible Preferred Stock or Class B Convertible Preferred Stock (other than in each case any Dissenting Share) will be converted automatically into and shall thereafter represent the right to receive, without interest thereon, an amount of cash equal to:

(A)           the Common Price Per Share plus

(B)           the Common Price Per Share, multiplied by the quotient of (1) the aggregate amount of dividends accumulated on such share as of immediately prior to the Effective Time divided by (2) $1.051;

(iii)           each outstanding share of Class C Convertible Preferred Stock (other than a Dissenting Share) will be converted automatically into and shall thereafter represent the right to receive, without interest thereon, an amount of cash equal to:

(A)           the Common Price Per Share plus

(B)           the Common Price Per Share, multiplied by the quotient of (1) the aggregate amount of dividends accumulated on such share as of immediately prior to the Effective Time divided by (2) $1.650; and

(iv)           each outstanding share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and shall thereafter represent one share of common stock of the Surviving Corporation.

(c)           Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and are held by any Stockholder who has not voted in favor of or consented to the approval of this Agreement (a “Dissenting Stockholder”) and who has the right to demand, and has properly demanded in writing, an appraisal of such shares of Company Capital Stock in accordance with Section 262 of the Delaware Law (the “Dissenting Shares”) shall not be converted into the right to receive any portion of the Merger Consideration, but rather shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the Delaware Law.  If, after the Effective Time, such Dissenting Stockholder fails to perfect, withdraws or otherwise loses any such right to appraisal, each such share of Company Capital Stock of such Dissenting Stockholder shall no longer be considered a Dissenting Share and shall be deemed to have converted as of the Effective Time into the right to receive the portion of the Merger Consideration, without interest, as provided in Section 1.6(b), pursuant to the exchange procedures set forth in Section 1.9(a).  At the Effective Time, all Dissenting Shares shall automatically be canceled, cease to exist and no longer be outstanding, and each holder of a stock certificate that immediately prior to the Effective Time represented any Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive either payment of the fair value of such Dissenting Shares in accordance with Section 262 of the Delaware Law or the portion of the Merger Consideration provided in Section 1.6(b), as the case may be, upon the surrender of such certificate in accordance with Section 1.9(a).  The Company shall give prompt notice to Parent of the Company’s receipt of any demands for appraisal of shares of Company Capital Stock, withdrawals of such demands and any other instruments served pursuant to the Delaware Law, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing except to the extent required by Delaware Law.

1.7           Company Warrant.  Prior to the Closing, the Company shall take all such actions (including those actions set forth in Section 4.14) as may be necessary to provide that the Company Warrant, if and to the extent outstanding immediately prior to the Effective Time, shall be canceled and terminated as of the Effective Time in exchange for the right to receive, without interest thereon, that portion of the Merger Consideration equal to:

(a)           (i) the number of shares of Company Common Stock that would be issuable to the Warrantholder if, immediately prior to the Effective Time, (A) the Company Warrant were to be exercised in full and (B) the shares of Class C Convertible Preferred Stock received upon such exercise were to be converted into Company Common Stock, multiplied by (ii) the Common Price Per Share, less

(b)           the aggregate exercise price of the Company Warrant.

1.8           Cash-Out of Company Vested Options; Termination of Plans.  Prior to the Closing, the Board of Directors of the Company shall adopt such resolutions and take all such other actions as may be necessary to provide that:

(a)           to the extent determined by such Board, the vesting of one or more Company Options shall be accelerated as of immediately prior to the Effective Time, in order that those Company Options shall be included in the Company Vested Options;

(b)           each Company Vested Option shall be canceled and terminated as of the Effective Time in exchange for the right to receive, without interest thereon, that portion of the Merger Consideration equal to (i) the number of shares of Company Common Stock for which such Company Vested Option is exercisable immediately prior to the Effective Time, multiplied by (ii) the Common Price Per Share less the per share exercise price of such Company Vested Option;

(c)           each Company Option that is not a Company Vested Option shall be canceled and terminated as of the Effective Time in accordance with the applicable Plan; and

(d)           each of the Plans shall be terminated as of the Effective Time.

1.9           Exchange and Payment Procedures.  JPMorgan Chase Bank, N.A. shall serve as the Paying Agent for the Merger (the “Paying Agent”).  At the Effective Time, Parent shall make available (y) to the Paying Agent in accordance with this Article I the portion of the Merger Consideration (less the pro rata portion of the Escrow Amount and the Expense Amount) into which the Company Capital Stock converts pursuant to Section 1.6(b) and the portion of the Merger Consideration (less the pro rata portion of the Escrow Amount and the Expense Amount) for which the Company Warrant is exchangeable pursuant to Section 1.7 and (z) to the Surviving Corporation in accordance with this Article I the portion of the Merger Consideration (less the pro rata portion of the Escrow Amount and the Expense Amount) for which the Company Vested Options are exchangeable pursuant to Section 1.8.  Each Stockholder, Optionholder, and Warrantholder shall be deemed to have contributed a pro rata portion of the Escrow Amount attributable to the Merger Consideration to the Escrow Fund and a pro rata portion of the Expense Amount attributable to the Merger Consideration to the Expense Fund.

(a)           Company Capital Stock.  Upon surrender by a Stockholder to the Paying Agent of one or more certificates that represented shares of Company Capital Stock converted pursuant to Section 1.6(b) (“Company Stock Certificates”), together with a letter of transmittal prepared by the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon delivery of the Company Stock Certificates to the Paying Agent and shall have such other provisions as Parent may reasonably specify) (a “Letter of Transmittal”), duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall pay to such Stockholder, in exchange for such Company Stock Certificates, cash in an amount equal to that portion of the Merger Consideration to which such Stockholder is entitled pursuant to Section 1.6(b) (less the portion of such cash amount to be deposited in the Escrow Fund and the Expense Fund on such Stockholder’s behalf pursuant to Section 7.6), and each Company Stock Certificate so surrendered shall be cancelled as of the later of (x) the date of such surrender and (y) the Effective Time.  Each payment to a Stockholder pursuant to the preceding sentence with respect to a properly surrendered Company Stock Certificate shall be made (i) within two Business Days after the later of the Closing Date and the receipt by the Paying Agent of such Company Stock Certificate and (ii) by check mailed to the address of such Stockholder specified in the Letter of Transmittal delivered with such Company Stock Certificate, except that any payment in excess of $1,000,000 shall be made by wire transfer of immediately available funds to the account designated by such Stockholder in such Letter of Transmittal.

(b)           Company Vested Options.  Prior to the Effective Time, the Company shall send to each Optionholder any necessary instructions for effecting the cancellation of Company Vested Options in exchange for a portion of the Merger Consideration in accordance with Section 1.8, which instructions shall include a request for a release (in a form reasonably acceptable to Parent) confirming that such Optionholder has no right to receive any other capital stock or capital stock-equivalents from the Company, including under any employment agreement or Plan.  Upon compliance by such Optionholder with any Company instructions for effecting the cancellation of Company Vested Options, the Surviving Corporation shall pay to such Optionholder, in exchange for the agreement representing such Company Vested Options, cash in an amount equal to that portion of the Merger Consideration that such Optionholder has the right to receive pursuant to Section 1.8 (less the portion of such cash amount to be deposited in the Escrow Fund and the Expense Fund on such Optionholder’s behalf pursuant to Section 7.6).  Each payment to a Optionholder pursuant to the preceding sentence with respect to a properly surrendered agreement representing Company Vested Options shall be made (i) within two Business Days after the later of the Closing Date and the receipt by the Company of such agreement and (ii) by check mailed to the address specified by such Optionholder in accordance with the instructions provided by the Company or through the Surviving Corporation’s payroll system.

(c)           Company Warrant.  Prior to the Effective Time, the Company shall send to the Warrantholder any necessary instructions for effecting the cancellation of the Company Warrant in exchange for a portion of the Merger Consideration in accordance with Section 1.7, which instructions shall include a request for a release (in a form reasonably acceptable to Parent) confirming that the Warrantholder has no right to receive any other capital stock or capital stock-equivalents from the Company.  Upon compliance by the Warrantholder with any Company instructions for effecting the cancellation of the Company Warrant, or, if the Warrantholder has executed and delivered the Warrant Termination Agreement, upon surrender to the Paying Agent of such Warrant Termination Agreement, the Paying Agent shall pay to the Warrantholder, in exchange for the Company Warrant, cash in an amount equal to that portion of the Merger Consideration that the Warrantholder has the right to receive pursuant to Section 1.7 (less the portion of such cash amount to be deposited in the Escrow Fund and the Expense Fund on the Warrantholder’s behalf pursuant to Section 7.6).  The payment to the Warrantholder pursuant to the preceding sentence shall be made (i) within two Business Days after the later of the Closing Date and the receipt by the Company of the Company Warrant and (ii) by wire transfer of immediately available funds to the account designated by the Warrantholder in the Warrant Termination Agreement, or if the Warrantholder has not executed and delivered the Warrant Termination Agreement, in accordance with the instructions provided by the Company

(d)           Rights Until Surrendered.  Until surrendered in accordance with this Section 1.9, each outstanding Company Stock Certificate, each Company Vested Option and the Company Warrant will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the applicable portion of the Merger Consideration payable pursuant to Sections 1.6(b), 1.7 and 1.8.

(e)           No Liability.  Notwithstanding anything to the contrary in this Section 1.9, neither the Paying Agent, the Surviving Corporation, nor any party hereto shall be liable to a Stockholder, an Optionholder or the Warrantholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)           Withholding Taxes.  The Company and, on its behalf, Parent, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration otherwise payable or deliverable pursuant to this Agreement to any Stockholder, any Optionholder or the Warrantholder such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax law or under any other applicable legal requirement of a Governmental Entity.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)           No Further Ownership Rights.  The portion of the Merger Consideration paid in respect of the conversion of shares of Company Capital Stock or in exchange for Company Vested Options or the Company Warrant, and the deposit of the related pro rata Escrow Amount into the Escrow Fund and the related pro rata Expense Amount into the Expense Fund in accordance with the terms hereof, shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, such Company Vested Options and the Company Warrant (as the case may be), and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Company Stock Certificates or agreements representing Company Vested Options or the Company Warrant are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.9.

(h)           Lost, Stolen or Destroyed Certificates.

(i)           In the event any Company Stock Certificate shall have been lost, stolen or destroyed, the Paying Agent shall pay to the record holder of such Company Stock Certificate the Merger Consideration into which the shares of Company Capital Stock represented by such Company Stock Certificate have been converted pursuant to Section 1.6(b), upon the making of an affidavit of that fact by such record holder.

(ii)           In the event the Company Warrant shall have been lost, stolen or destroyed, the Paying Agent shall pay to the Warrantholder the Merger Consideration for which the Company Warrant is exchangeable pursuant to Section 1.7, upon the making of an affidavit of that fact by the Warrantholder.

(iii)           In the event any agreement representing Company Vested Options shall have been lost, stolen or destroyed, the Surviving Corporation shall pay to the holder of such Company Vested Options the Merger Consideration for which such Company Vested Options are exchangeable pursuant to Section 1.8, upon the making of an affidavit of that fact by such holder.

(iv)           Notwithstanding the foregoing, Parent may, in its discretion and as a condition precedent to the payment of any such Merger Consideration pursuant to the preceding clauses (i), (ii) and (iii), require the holder to provide an indemnification agreement with respect to the lost certificate in form and substance reasonably acceptable to Parent, against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to a Company Stock Certificate, the Company Warrant or agreement representing Company Vested Options.

1.10           Rounding Adjustments.  The amount of cash into which shares of Company Capital Stock held by a Stockholder are convertible pursuant to Section 1.6(b), the amount of cash for which the Company Warrant is convertible pursuant to Section 1.7 and the amount of cash for which Company Vested Options held by an Optionholder are exchangeable pursuant to Section 1.8 shall be subject to rounding by the Company to the nearest one cent, in connection with the preparation of the Paying Agent Spreadsheet and the Optionholder Spreadsheet, in order that the amount of cash into which all Company Capital Stock is convertible and for which all Company Vested Options and the Company Warrant are exercisable shall, in the aggregate, equal the Merger Consideration.  In addition, the amount of Merger Consideration paid to, and the amounts deposited in the Escrow Fund and the Expense Fund on behalf of, a Stockholder, an Optionholder or the Warrantholder pursuant to Section 1.9 shall be subject to rounding by the Company to the nearest one cent, in connection with the preparation of the Paying Agent Spreadsheet and the Optionholder Spreadsheet, in order that the amounts of cash deposited pursuant to the Escrow Agreement on behalf of all Stockholders, all Optionholders and the Warrantholder shall result in (a) an aggregate amount equal to $29,000,000.00 being deposited in the Escrow Fund and (b) an aggregate amount of $1,000,000.00 being deposited in the Expense Fund.

1.11           Taking of Necessary Action; Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub, as set forth in this Article II.  The Disclosure Schedule shall be arranged to correspond to the representations and warranties in Article II, and the disclosure in any portion of the Disclosure Schedule shall qualify the corresponding provision in this Article II and any other provision of this Article II to which it is reasonably apparent on its face that such disclosure relates.

2.1           Organization of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power to own its properties and assets and to carry on its business as currently conducted and as currently contemplated to be conducted.  The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where failures to be so qualified, licensed or in good standing would not, in the aggregate, reasonably be expected to have a material effect on the ability of the Company and its Subsidiaries to operate in the Ordinary Course.  Each such jurisdiction in which the Company is so qualified or licensed and is in good standing is set forth in Section 2.1 of the Disclosure Schedule.  The Company has delivered a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent.  Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof.  The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.  Section 2.1 of the Disclosure Schedule also lists every state or foreign jurisdiction in which the Company has employees or facilities.

2.2           Company Capital Structure.

(a)           The authorized capital stock of the Company consists of 43,305,513 shares of Company Capital Stock consisting of (i) 30,000,000 shares of common stock, $0.001 par value per share (“Company Common Stock”), of which 3,107,934 shares are issued and outstanding; (ii) 249,492 shares designated as class A convertible preferred stock, $0.001 par value per share (“Class A Convertible Preferred Stock”), of which 249,490 shares are issued and outstanding; (iii) 7,185,658 shares designated as class B convertible preferred stock, $0.001 par value per share (“Class B Convertible Preferred Stock”), all of which are issued and outstanding; and (iv) 5,870,363 shares designated as class C convertible preferred stock, $0.001 par value per share (“Class C Convertible Preferred Stock” and collectively with the Class A Convertible Preferred Stock and Class B Convertible Preferred Stock, the “Preferred Stock”), of which 5,633,998 shares are issued and outstanding.  The Company has no other capital stock authorized, issued or outstanding.  The rights, privileges and preferences of the Preferred Stock are as stated in the Charter Documents.  The Company Capital Stock is held by the Stockholders in the amounts set forth in Section 2.2(a) of the Disclosure Schedule.  The Stockholders identified as “Key Stockholders” in Section 2.2(a) of the Disclosure Schedule (the “Key Stockholders”) hold shares of Company Capital Stock representing, in the aggregate, in excess of 87.5% of the Company Capital Stock on an as-converted basis, as of the date hereof.  All outstanding shares of Company Capital Stock have been duly authorized, are validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Charter Documents, or any Contract to which the Company is a party or by which it is bound.  No Stockholder has exercised any right of redemption, if any, and the Company has not received notice that any Stockholder intends to exercise such rights.  There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.  Neither the Company nor any of its Subsidiaries owns any issued shares of Company Capital Stock.  None of the outstanding Company Capital Stock or other securities of the Company was issued in violation of any applicable state, federal or foreign securities laws.

(b)           Except for the Plans, the Company has never adopted, sponsored or maintained any stock option plan or any similar plan providing for the issuance of equity securities to any employees or directors of, or consultants to, the Company or any of its Subsidiaries.  Section 2.2(b) of the Disclosure Schedule sets forth, for each outstanding Company Option, the name of the individual holding such Company Option, the domicile address of such holder, the number of shares of Company Common Stock issuable upon the exercise of such Company Option, the exercise price of such Company Option, whether such Company Option is intended to qualify as an incentive stock option as defined in Section 422 of the Code, and whether such Company Option is a Company Vested Option.  Section 2.2(b) of the Disclosure Schedule also identifies each Company Vested Option for which vesting was accelerated in connection with the transactions contemplated by this Agreement, other than pursuant to contractual rights in existence as of September 15, 2009 (each an “Accelerated Company Vested Option”).  Each outstanding Company Option was granted with an exercise price per share equal to or greater than fair market value (as such term is used in Code Section 409) and the Department of Treasury regulations and other interpretive guidance issued thereunder) of the shares of Company Common Stock underlying such Company Option on the grant date thereof and was otherwise issued in compliance with all applicable laws.  The Company Warrant (a true and complete copy of which has been made available to Parent prior to the date hereof) is held by the Warrantholder and 236,364 shares of Class C Convertible Preferred Stock may be acquired upon exercise of the Company Warrant at an exercise price of $1.65 per share.

(c)           Except for the Company Options (which shall terminate pursuant to Section 1.8) and the Company Warrant (which shall terminate pursuant to Section 1.7) and except as contemplated by this Agreement, there are no options, warrants, calls, rights (including any stock appreciation, phantom stock, profit participation or other similar rights), convertible securities or other Contracts of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, convertible security or other Contract.  There are no outstanding debt securities of the Company.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or voting by a director of the Company.  There are no Contracts to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.

2.3           Anti-takeover Statutes.  No anti-takeover or similar statute or regulation under Delaware Law applies to any of the transactions contemplated by this Agreement.  No other “control share acquisition,” “fair price,” “moratorium” or similar anti-takeover laws or regulations enacted under Delaware Law apply to this Agreement or any of the transactions contemplated hereby.

2.4           Subsidiaries.

(a)           Section 2.4 of the Disclosure Schedule sets forth for each Subsidiary of the Company (a) its name and jurisdiction of incorporation or other formation, (b) the number of authorized shares for each class of its capital stock, and (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each holder.  Neither the Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person other than a Subsidiary of the Company.

(b)           All of the issued and outstanding equity securities of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable.  The Company holds of record and beneficially all of the outstanding equity securities of each Subsidiary of the Company free and clear of any and all Liens.  None of the issued and outstanding capital stock of any of the Subsidiaries of the Company has been issued in violation of any preemptive rights or applicable law.  There are no outstanding (i) securities of any Subsidiary of the Company convertible into, or exchangeable or exercisable for any of the capital stock of such Subsidiary, (ii) options, warrants to purchase or subscribe, or other rights to acquire from any Subsidiary of the Company any capital stock or other equity securities or securities convertible into or exchangeable or exercisable for capital stock or other equity securities of such Subsidiary, or rights of first refusal or first offer relating to any capital stock or other equity securities of any Subsidiary of the Company, or (iii) bonds, debentures, notes or other indebtedness or debt securities of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of such Subsidiary may vote.  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Subsidiary of the Company has all requisite corporate power to own its properties and assets and to carry on its business as currently conducted and as currently contemplated to be conducted.  Each Subsidiary of the Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary.  The Company has delivered a true and correct copy of each of its Subsidiaries’ charter documents, as amended to date (the “Subsidiary Charter Documents”), each in full force and effect on the date hereof, to Parent.

2.5           Authority.  The Company has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.  Subject only to the approval of this Agreement and the Merger by the Stockholders, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  The Company’s Board of Directors has (a) unanimously approved and declared the advisability of this Agreement and the transactions contemplated hereby and (b) unanimously resolved to recommend approval and adoption of this Agreement and the approval of the Merger by the Stockholders.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.6           No Conflict.  The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby will not, contravene, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit or result in the creation or imposition of any Lien under (any such event, a “Conflict”) (i) any provision of the Charter Documents or Subsidiary Charter Documents, (ii) any Material Contract, or (iii) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets.

2.7           Consents.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), or any other third party, is required to be made, or obtained by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and any other antitrust or other competition laws of other jurisdictions and (ii) the filing of the Certificate of Merger with the Delaware Secretary of State.

2.8           Company Financial Statements.

(a)           Section 2.8 of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheet as of December 31, 2008, and the related consolidated statement of operations, consolidated statement of redeemable convertible preferred stock and stockholders’ deficit and comprehensive income (loss), and consolidated statement of cash flows for the year ended December 31, 2008, with the corresponding report of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (the “Company’s Auditors”) (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of June 30, 2009 (the “Balance Sheet Date”), and the related consolidated statement of operations, consolidated statement of redeemable convertible preferred stock and stockholders’ deficit and comprehensive income (loss), and consolidated statement of cash flows for the six-months ended June 30, 2009 (the “Interim Financials”).  The Year-End Financials and the Interim Financials (collectively, the “Financials”) and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to the Financials, except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP).  The Financials present fairly in all material respects the Company’s consolidated financial position as of the dates indicated and its consolidated operating results and cash flows for the periods indicated, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.  The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

(b)           There are no “off balance sheet” arrangements (as defined in Item 303(c) of Regulation S-K of the Securities and Exchange Commission) effected by the Company or its Subsidiaries.  The Company’s Auditors, which has expressed its opinion with respect to the Year-End Financials (including the related notes), is and has been throughout the periods covered by such financial statements (y) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (z) “independent” with respect to the Company within the meaning of Regulation S-X of the Securities and Exchange Commission.

(c)           Since December 31, 2008, (i) neither the Company, any of its Subsidiaries, nor any director, officer, employee, auditor, accountant or representative of the Company or its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries, or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or its Subsidiaries, whether or not employed by the Company or its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors of the Company or its Subsidiaries or any committee thereof or to any director or officer of the Company or its Subsidiaries.

2.9           Internal Controls.  Except as set forth in Section 2.9 of the Disclosure Schedule, the Company and its Subsidiaries maintain, and since January 1, 2006 have maintained, accurate books and records reflecting their consolidated assets and liabilities and maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets; (iii) access to the Company’s consolidated assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s consolidated assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

2.10           No Undisclosed Liabilities.  (i) Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type or kind whatsoever, whether accrued, absolute, contingent, determined, determinable, matured, unmatured or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and (ii) to the Knowledge of the Company, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such liability, which, individually or in the aggregate, in the case of clause (i) or (ii) of this Section 2.10 (x) exceeds $250,000 individually or $500,000 in the aggregate, (y) has not been reflected in the Current Balance Sheet (if required by GAAP to be so reflected), or (z) has not arisen in the Ordinary Course since the Balance Sheet Date and prior to the date hereof.

2.11           No Changes.  Except as contemplated by this Agreement, from the Balance Sheet Date through the date hereof, the Company and its Subsidiaries have operated their business only in the Ordinary Course and there has not been, occurred or arisen any:

(a)           amendment or change to the Charter Documents or the Subsidiary Charter Documents;

(b)           amendment of any term of any outstanding security of the Company or its Subsidiaries, other than amendments of vesting periods of the Accelerated Company Vested Options in contemplation of this Agreement and the transactions contemplated hereby;

(c)           expenditure or transaction with a monetary commitment by the Company or its Subsidiaries exceeding $100,000 individually or $500,000 in the aggregate with respect to any single Person;

(d)           settlement, discharge, waiver, release or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or its Subsidiaries) exceeding $100,000 individually or $500,000 in the aggregate with respect to any single Person, other than any such settlement, discharge, waiver, release or satisfaction entered into in the Ordinary Course on terms that were consistent in all material respects with previously existing Contract provisions;

(e)           destruction of, damage to, or loss of any assets (whether tangible or intangible) of the Company or its Subsidiaries, resulting in a loss of more than $75,000 (whether or not covered by insurance);

(f)           material employment dispute, including claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company or its Subsidiaries;

(g)           change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or its Subsidiaries other than as required by GAAP;

(h)           change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes by the Company or any of its Subsidiaries;

(i)           revaluation by the Company or its Subsidiaries of any asset (whether tangible or intangible), including writing down the value of inventory or writing off a note or an accounts receivable, in an amount exceeding $75,000;

(j)           declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company or its Subsidiaries of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(k)           material increase in the salary or other compensation payable or to become payable by the Company or its Subsidiaries to any officer, director or employee, or the declaration, payment, commitment or obligation of any kind for the payment (whether in cash or equity) by the Company or its Subsidiaries of a severance payment, termination payment or special bonus to any such officer, director or employee;

(l)           entry into (or termination, extension, amendment or modification of the terms of) any Contract to which the Company or its Subsidiaries is a party or by which they or any of their assets (whether tangible or intangible) are bound, other than Contracts entered into in the Ordinary Course;

(m)           sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company or its Subsidiaries, including the sale of any accounts receivable of the Company or its Subsidiaries, or any creation of any security interest in such assets or properties, other than any such disposition made in the Ordinary Course or involving receipt of less than $100,000;

(n)           loan by the Company or its Subsidiaries to any Person, purchase by the Company or its Subsidiaries of any debt securities of any Person, or capital contributions to investment in any Person;

(o)           creation or other incurrence by the Company or its Subsidiaries of any Lien on any of their assets;

(p)           incurring by the Company or any of its Subsidiaries of any indebtedness for borrowed money, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or its Subsidiaries of any such indebtedness, issuance or sale of any debt securities of the Company or its Subsidiaries or guaranteeing of any debt securities of others;

(q)           commencement or settlement of any lawsuit by the Company or its Subsidiaries, or commencement, settlement, written notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its Subsidiaries or their affairs;

(r)           notice of any claim or potential claim of ownership, interest or right by any Person other than the Company or its Subsidiaries in or to the Intellectual Property owned by the Company or its Subsidiaries or of infringement by the Company or its Subsidiaries of any other Person’s Intellectual Property;

(s)           issuance, grant, delivery or sale by the Company of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing, other than shares of Company Common Stock issued upon exercise of options outstanding as of the Balance Sheet Date;

(t)           (i) sale or license of any Intellectual Property owned by the Company or its Subsidiaries or execution of any Contract with respect to Intellectual Property owned or exclusively licensed by the Company or its Subsidiaries with any Person, other than any such sale or license entered into in the Ordinary Course, (ii) purchase or license of any Intellectual Property or execution of any Contract with respect to the Intellectual Property of any Person, other than in connection with a purchase or license of “off-the-shelf” software, (iii) Contract with respect to the development of any Intellectual Property with a third party, (iv) material change in pricing or royalties set or charged by the Company or its Subsidiaries to its customers or licensees, or (v) material change in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or its Subsidiaries;

(u)           Contract or modification to any Contract pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Products or any Intellectual Property of the Company, in each case other than in the Ordinary Course;

(v)           event, occurrence, development, state of circumstances, facts, or condition of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole;

(w)           any Contract to purchase or sell any interest in real property, grant any Lien on any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreement;

(x)           acquisition of or Contract to acquire by merging or consolidating with, or by purchasing all or substantially all of the assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition of or Contract to acquire, other than in the Ordinary Course, assets or equity securities that are or would be material, individually or in the aggregate, to the business of the Company and its Subsidiaries;

(y)           cancellation, amendment or renewal of any insurance policy; and

(z)           agreement by the Company or its Subsidiaries, or any officer or employee on behalf of the Company or its Subsidiaries, to do any of the things described in the preceding clauses (a) through (x) of this Section 2.11.

2.12           Accounts Receivable.  Section 2.12 of the Disclosure Schedule lists all accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

2.13           Tax Matters.

(a)           Definition of Taxes.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign Taxes, assessments and other governmental charges, duties, impositions and liabilities, including, but not limited to, Taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property Taxes as well as public imposts, fees and social security charges (including, but not limited to, health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.13(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.13(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any Contract with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

(b)           Tax Returns and Audits.

(i)           The Company and its Subsidiaries have (a) prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its Subsidiaries or their operations and such Returns are true and correct and have been or will be completed in accordance with applicable law, and (b) timely paid in full all Taxes due and payable by the Company and its Subsidiaries.

(ii)           The Company and its Subsidiaries have withheld or paid to the appropriate authorities or depositories, with respect to their employees and other third parties, all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be so withheld or paid.

(iii)           Neither the Company nor its Subsidiaries is now delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or, to the Knowledge of the Company, proposed against the Company or its Subsidiaries.  The Company and its Subsidiaries have not executed any waiver of any statute of limitations (that has not expired) extending the period for the assessment or collection of any Tax.

(iv)           To the Knowledge of the Company, no audit or other examination of any Return of the Company or its Subsidiaries is currently in progress, nor has the Company or its Subsidiaries been notified in writing of any request for such an audit or other examination that remains outstanding as of the date hereof.

(v)           Neither the Company nor its Subsidiaries had any liability for unpaid Taxes as of the Balance Sheet Date that were not accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company and its Subsidiaries have not incurred any liability for Taxes since the Balance Sheet Date other than in the Ordinary Course.

(vi)           The Company and its Subsidiaries have provided or made available to Parent or its legal counsel copies of all material Returns (as listed in Section 2.13(b)(vi) of the Disclosure Schedule) filed for all periods since January 1, 2004.

(vii)           There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or its Subsidiaries relating to or attributable to Taxes.  The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of the Company.

(viii)           None of the Company’s assets is treated as “tax exempt use property,” within the meaning of Section 168(h) of the Code.

(ix)           Neither the Company nor its Subsidiaries have (a) ever been (1) a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group of which the Company was the common parent), (2) a party to any Tax sharing, indemnification or allocation Contract, or (3) a party to any joint venture, partnership, limited liability company or other arrangement that could be treated as a partnership for Tax purposes or (b) liability for the Taxes of any Person (other than Company or its Subsidiaries), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

(x)           The Company’s and its Subsidiaries’ Tax basis in their assets for purposes of determining their future amortization, depreciation and other income Tax deductions is accurately reflected on their Tax Books and Records.

(xi)           The Company is not and has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xii)           No adjustment relating to any Return that has been filed by the Company or its Subsidiaries and for which the period for the making of such adjustment has not expired by the application of a statute of limitation, has been proposed in writing to the Company by any Tax authority.

(xiii)           Neither the Company nor its Subsidiaries have constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xiv)           Neither the Company nor its Subsidiaries have engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xv)           Neither the Company nor its Subsidiaries have received written notice of a claim made by a Tax authority in a jurisdiction where it does not currently file Returns that it is or may be subject to Taxation by that jurisdiction.

(xvi)           Neither the Company nor its Subsidiaries has in effect any power of attorney (or similar authority) as to any matters regarding Taxes that will remain in effect as of the Effective Time.

(xvii)           Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of the occurrence or existence of any of the following prior to Closing Date (A) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax law), (C) any intercompany transaction or any excess loss account as described in Treasury Regulation Section 1.1502-19 (or any corresponding provision of state, local or foreign Tax law), (D) any installment sale or open transaction or (E) as a result of any prepaid amount received on or prior to the Closing Date.

(xviii)           Section 2.13(b) of the Disclosure Schedule sets forth, by the Tax years in which they arose, the amounts of any unused United States federal net operating loss or net capital loss allocable to the Company and its Subsidiaries as of December 31, 2008.  Except as described in Section 2.13(b) of the Disclosure Schedule, prior to the Effective Time of the Merger, the Company will not have undergone an “ownership change” under Section 382(g) of the Code.

(xix)           The Company and its Subsidiaries have filed all required Forms 5471 and foreign bank account reporting forms.

2.14           Restrictions on Business Activities.  There is no Contract (non-competition or otherwise), judgment, injunction, order or decree to which the Company or its Subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting any material business practice of the Company or its Subsidiaries, the conduct of business by the Company or its Subsidiaries in the Ordinary Course, or otherwise limiting the freedom of the Company or its Subsidiaries to engage in any line of business or to compete with any Person.  Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any Contract under which the Company or its Subsidiaries is restricted from selling, licensing, or otherwise distributing any of their technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.15           Real Property; Condition of Equipment; Customer Information.

(a)           Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or its Subsidiaries ever owned any real property.  Section 2.15(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or its Subsidiaries or otherwise used or occupied by the Company or its Subsidiaries for the operation of the business of the Company and its Subsidiaries (the “Leased Real Property”), and, for each parcel of Leased Real Property (other than leases that relate to real property used for the co-location of computer systems), the name of the lessor, licensor, sublessor, master lessor or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.

(b)           The Company has provided Parent true, correct and complete copies of all lease guaranties, subleases, and Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to each Leased Real Property, including all amendments, terminations and modifications thereof that are currently in effect (“Lease Agreements”).  All of the Lease Agreements are valid and effective in accordance with their respective terms.  There is not, under any of the Lease Agreements, any existing event of default (or event which with notice or lapse of time, or both, would constitute a default) on the part of the Company or its Subsidiaries, or, to the Knowledge of the Company, any other party thereto.  Since January 1, 2006, neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any Lease Agreement, which has not been fully remedied and withdrawn.  The Closing will not affect the Company’s and its Subsidiaries’ continued use and possession of the Leased Real Property for the conduct of business in the Ordinary Course.  The Company or its Subsidiaries enjoy peaceful and undisturbed possession, in all material respects, under each of the Lease Agreements.  There are no other parties occupying, or with a right to occupy, any Leased Real Property.  Neither the Company nor any of its Subsidiaries owes any brokerage commissions or finders fees with respect to any Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreement.

(c)           Each Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, ordinary wear and tear excepted, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is otherwise suitable for the conduct of the business of the Company and its Subsidiaries in the Ordinary Course.  To the Knowledge of the Company, the operation of the Company and its Subsidiaries on each Leased Real Property, including the improvements thereon, does not violate in any material respect any applicable building code, zoning requirement or statute relating to such Leased Real Property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

(d)           Each of the Company and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, free and clear of any Liens, except as reflected in the Current Balance Sheet.

(e)           Section 2.15(e) of the Disclosure Schedule lists all material items of equipment owned or leased by the Company or its Subsidiaries, and such equipment is (i) adequate for the conduct of the business of the Company and its Subsidiaries in the Ordinary Course, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.16           Intellectual Property.

(a)           “Intellectual Property” means:

(i)           any know-how, invention (whether patentable or unpatentable and whether or not reduced to practice), and improvement to any invention;

(ii)           any trademark, service mark, trade dress, logo, trade name, corporate name, domain name, website, Uniform Resource Locator (URL) or other internet address, telephone or fax number, whether or not registered, together with all goodwill associated therewith and including any translation, adaptation, derivation, or combination;

(iii)           any copyrightable work (including advertising and promotional materials, catalogs, logo designs, software, compilations of data, and website content);

(iv)           any trade secret or confidential or proprietary business information (including any idea, research and development, know-how, formula, composition, manufacturing and production process or technique, technical data, design, layout, plan, proposal, drawing, specification, customer or supplier list, pricing and cost information, specifically including by means of example any technical, business or marketing data, plan or proposal);

(v)           any industrial designs;

(vi)           any mask works;

(vii)           any computer software and systems implemented using software (whether in general release or under planning, research or development), including, without limitation, source code, object code, files, records and databases and all related data and related documentation;

(viii)           any copies or tangible embodiment of any of the foregoing, in whatever form or medium and all files relating thereto.

“Intellectual Property Rights” means and includes all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

(b)           (i)    The Company or its Subsidiaries own, or are licensed for, and in any event possess sufficient and legally enforceable rights with respect to, all Intellectual Property and Intellectual Property Rights that are used or exploited in, or that are necessary to conduct, the business of the Company and the Subsidiaries as it is conducted as of the date of this Agreement.

(ii)           To their Knowledge, the Company or its Subsidiaries owned, or were licensed for, and in any event possessed sufficient and legally enforceable rights with respect to, all Intellectual Property or Intellectual Property Rights that were used or exploited in the business of the Company and the Subsidiaries at the time they were used or exploited.

(iii)           The Company or its Subsidiaries have all rights necessary to commercially exploit any products or service offerings under development, or contemplated to be developed, as of the date of this Agreement, for commercial release within 12 months of the Closing Date.

(iv)           The Intellectual Property and Intellectual Property Rights described in Sections 2.16(b)(i) and 2.16(b)(iii) are the “Operationally-Required IP”.

(v)           Section 2.16(b) of the Disclosure Schedule sets forth, for the Intellectual Property Rights owned by the Company and each of its Subsidiaries, a complete and accurate list of all of the following Intellectual Property Rights of the Company and its Subsidiaries: (1) patents and patent applications, (2) trademark and service mark registrations and applications therefor, (3) unregistered trademarks and service marks, (4) domain names, and (5) copyright registrations and applications therefor; indicating for each, where applicable, (i) the jurisdiction, (ii) the patent, registration, or application number, (iii) the date issued, (iv) the date filed, and (v) the owner of record.  The Intellectual Property Rights that are registered with, applied for from, or specifically granted or cataloged by, a Governmental Entity or other recognized registry, constitute the “Registered Intellectual Property.”

(vi)           Section 2.16(b) of the Disclosure Schedule also sets forth as of the date of this Agreement a complete and accurate list of all license Contracts granting any right to use or practice any Intellectual Property or Intellectual Property Rights, whether the Company or a Subsidiary is the licensee or licensor thereunder and whether written or otherwise, and any written consent to use, settlement or other Contracts relating to any Intellectual Property or Intellectual Property Rights to which the Company or a Subsidiary is a party or otherwise bound (other than those license Contracts (A) in the form of the Company’s or Subsidiary’s standard form of Contract, including with those modifications generally agreed to by the Company or its Subsidiary in the Ordinary Course, that involves payments to the Company or any of its Subsidiaries of less than $100,000, (B) granting non-exclusive rights to the Company or any Subsidiary to use software or other Intellectual Property on the licensor’s non-negotiated commercial off-the-shelf terms available to licensees in the market generally or (C) confidentiality or nondisclosure Contracts permitting access to the confidential information of the Company or any of its Subsidiaries for review or evaluation and not for productive, commercial use) (collectively (A), (B), and (C), the “Standard Agreements”), (collectively, the “License Agreements”), indicating for each the title, the parties, and the date executed.

(c)           The Company has delivered, or has caused to be delivered, to the Parent correct, complete, and fully executed copies of all the License Agreements and all ancillary documents pertaining thereto (including, without limitation, all amendments, consents and evidence of commencement dates and expiration dates).  With respect to each of the License Agreements, the Company represents and warrants that as of the date of this Agreement:

(i)           the License Agreements, together with any and all ancillary documents pertaining thereto, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief and other equitable remedies, will continue to be legal, valid, binding, and enforceable and in full force and effect according to its terms on terms identical to those currently in effect immediately upon consummation of the transactions contemplated by this Agreement and the consummation of such transactions will not constitute a breach or default under such License Agreement or otherwise give any party to the License Agreement other than the Company or its Subsidiaries a right to terminate such license;

(ii)           Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under such License Agreement, nor any notice evidenced in writing of a breach or default under such License Agreement which has not been cured and neither the Company nor any of its Subsidiaries has sublicensed or granted any of the licensed rights to another party in violation of the License Agreement; and

(iii)           Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to such license, is in breach or default in any material respect and to the Knowledge of the Company, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification, or acceleration under such License Agreement.

(d)           Section 2.16(c) of the Disclosure Schedule contains a complete and accurate list (by name and version number) of all product and service offerings (including software) of the Company and its Subsidiaries that have been offered, licensed, sold, or otherwise been made available in return for consideration, to third parties by the Company or its Subsidiaries since January 1, 2008 (collectively, the “Company Products”).

(e)           As of the date of this Agreement, the Company and/or its Subsidiaries, as applicable, have all right, title, and interest in and to the Operationally-Required IP owned by the Company or any of its Subsidiaries, free and clear of any Liens (other than licenses granted in the Ordinary Course) and, for such Intellectual Property or Intellectual Property Rights that are Registered Intellectual Property, the Company and/or one or more of its Subsidiaries is listed in the records of the appropriate federal, state or foreign agency as the sole owner of record for each patent, registration, or application listed on Section 2.16(b) of the Disclosure Schedule.  In each case in which the Company or its Subsidiaries, as applicable, has acquired, other than through a license or other right of use, any Intellectual Property or Intellectual Property Rights from any Person, the Company or its Subsidiaries, as applicable, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to such Intellectual Property or Intellectual Property Rights to the Company or its Subsidiaries, as applicable.

(f)           As of the date of this Agreement, the Registered Intellectual Property has not been cancelled, expired, or abandoned, and the Registered Intellectual Property (other than applications for any Registered Intellectual Property) is valid and subsisting, in full force and effect.  No claim evidenced by a writing has been made, asserted, or to the Knowledge of the Company threatened, or is pending against the Company or any of its Subsidiaries based upon, challenging or seeking to deny or restrict the use or exploitation by the Company or any of its Subsidiaries of any of the Intellectual Property or Intellectual Property Rights owned or, to the Knowledge of the Company based on notice from the applicable licensor evidenced by a writing, licensed by the Company or any of it Subsidiaries.  Other than ex parte prosecution of patent, trademark, service mark or copyright applications, there are no proceedings or actions pending before any court or government agency (including the United States Patent and Trademark Office or similar foreign government agencies) related to any of the Registered Intellectual Property owned by Company or its Subsidiaries.  There are no actions that must be taken within 180 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any response to an official action of a court or government agency (including the United States Patent and Trademark Office or similar foreign government agencies) or the filing of any application for the purpose of obtaining, maintaining, perfecting, preserving or renewing any of the Intellectual Property or Intellectual Property Rights owned by the Company or its Subsidiaries.  Other than a single new product clearance opinion as disclosed to the Parent, neither the Company nor any of its Subsidiaries obtained or possessed at any time (including as of the date of this Agreement) any opinion of counsel relating to any Intellectual Property or Intellectual Property Rights of the Company, its Subsidiaries, or any Person.

(g)           The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Intellectual Property or Intellectual Property Rights owned by Company or any of its Subsidiaries and will not require the consent of any Governmental Entity or third party.

(h)           There are no settlements, forbearances to sue, consents, judgments, orders, or similar obligations binding on the Company or any of its Subsidiaries which (1) restrict the Company’s or any of its Subsidiaries’ rights to use any Intellectual Property or Intellectual Property Rights, (2) restrict the Company’s or any of its Subsidiaries’ business in order to accommodate a third party’s Intellectual Property Rights or (3) permit third parties to use any Intellectual Property or Intellectual Property Rights owned by the Company or its Subsidiaries.  Neither the Company nor its Subsidiaries has licensed or sublicensed its Intellectual Property Rights other than pursuant to the License Agreements or the Standard Agreements and no royalties, honoraria or other consideration is payable by the Company or its Subsidiaries for the use of or right to use any Intellectual Property or Intellectual Property Rights except pursuant to the License Agreements or the Standard Agreements.

(i)           To the extent indicated in Section 2.16(b) of the Disclosure Schedule, the Registered Intellectual Property has been duly registered in, filed in, or issued by, the offices indicated in Section 2.16(b) of the Disclosure Schedule.  In each case where a registration or patent or application for registration or patent listed in Section 2.16(b) of the Disclosure Schedule is held by the Company or its Subsidiaries by assignment, the assignment has been duly recorded with the Governmental Entity from which the original registration or patent issued or before which the application for registration or patent is pending.

(j)           To the Knowledge of the Company, no third party is infringing, misappropriating, diluting, or violating any Intellectual Property or Intellectual Property Rights owned by the Company or its Subsidiaries.

(k)           (i) The Company Products, (ii) the conduct of the business of the Company and its Subsidiaries in the Ordinary Course, and (iii) the use or exploitation of the Intellectual Property owned or licensed by the Company and its Subsidiaries as of the date of this Agreement, and (iv) the provision by the Company and/or its Subsidiaries of hosted services, vertical applications, or “software as a service” using the Intellectual Property, the Intellectual Property Rights, and the means, methods, and techniques used by the Company and/or its Subsidiaries as of the date of this Agreement; do not infringe upon, violate, or misappropriate the rights or property of any Person.  No claim is pending or, to the Knowledge of the Company, has been asserted or threatened against the Company or any of its Subsidiaries alleging that any of (i), (ii) or (iii) infringes or misappropriates the rights or property of any Person.

(l)           Neither the Company nor any of its Subsidiaries has (i) entered into any Contract under which it has, or may have, the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any Contract under which it has, or may have, the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights owned by the Company or any of its Subsidiaries, to any other Person, (ii) other than in a License Agreement or Standard Agreement entered into in the Ordinary Course, entered into any Contract under which it has granted any covenant not to sue, assert or exploit any Intellectual Property Right owned by the Company or any of its Subsidiaries, or (iii) entered into any Agreement under which the Company or any of its Subsidiaries has granted any Person the right to bring a lawsuit for infringement or misappropriation of any Intellectual Property Right owned by the Company or its Subsidiaries.

(m)           All disclosures of the Company’s Intellectual Property maintained by the Company or its Subsidiaries as confidential by the Company and its Subsidiaries or their designees to third parties have been made pursuant to non-disclosure agreements that protect the confidentiality of such Intellectual Property and restrict the use of such Intellectual Property to an identified purpose.  All current and former employees, consultants, and contractors of the Company and its Subsidiaries have executed proprietary information and non-disclosure agreements that protect the confidentiality of such Intellectual Property and restrict the use of such Intellectual Property to an identified purpose. Each current and former employee, consultant, and contractor of the Company who is or was involved in, or who has contributed to, the creation or development of any of the Intellectual Property owned by the Company or its Subsidiaries has executed and delivered (and to the Knowledge of the Company, is in compliance with) an agreement assigning such contribution to the Company or its Subsidiaries. Forms of such agreements have been made available to Parent.

(n)           With respect to each trade secret of the Company or any of its Subsidiaries, the Company and its Subsidiaries have taken reasonable precautions to protect the secrecy, confidentiality, and value of such trade secret during the time period when the Company and its Subsidiaries have intended such trade secret to be kept confidential (including the enforcement by the Company and its Subsidiaries of a policy requiring each employee, consultant, or contractor to execute proprietary information and confidentiality agreements substantially in the Company’s standard form).

(o)           The Company Products that include software and that are currently offered or licensed by the Company and its Subsidiaries are in substantial conformance with all applicable contractual commitments, express and implied warranties, and the documentation and specifications therefor, except only for errors and bugs of the type, scope and nature generally acceptable in the software industry for similar types of software offerings.  The Company and its Subsidiaries have taken reasonable actions customary in the software industry to document the portions of the Company Products developed by the Company or its Subsidiaries and the operation of the Company Products, such that the software developed by the Company or its Subsidiaries, including its source code and documentation, may be understood, modified, and maintained by reasonably competent programmers.

(p)           The Company and its Subsidiaries have the right to use, pursuant to valid licenses or other rights of use, all software development tools, library functions, compilers and all other third-party software that are used by the Company or its Subsidiaries as part of or are necessary to the business of the Company as conducted in the Ordinary Course to create, modify, compile, operate or support any software comprising Intellectual Property owned or exclusively licensed by the Company or any of its Subsidiaries, as applicable, that is incorporated into a Company Product.

(q)           Neither this Agreement nor the transactions contemplated by this Agreement will result in any third party being granted rights or access to, or the placement in, or release from escrow or similar arrangement, any Intellectual Property owned by the Company or any of its Subsidiaries, including source code for any software owned by the Company or any of its Subsidiaries.  Except for disclosures to the employees, consultants, and contractors of the Company or any of its Subsidiaries in the ordinary course of their employment, neither the Company, any of its Subsidiaries, nor any other Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any software owned by the Company or its Subsidiaries that the Company does not, in the Ordinary Course, provide or make available in source code or human readable form.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company, any of its Subsidiaries, or any Person acting on their behalf to any Person of any source code for any software  owned by the Company or its Subsidiaries, except for disclosures to the employees, consultants, and contractors of the Company or any of its Subsidiaries in the ordinary course of their employment and except for source code the Company, in the Ordinary Course, generally provides or makes available in source code or human readable form.  Section 2.16(q) of the Disclosure Schedule identifies each Contract pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow holder or any other Person, any source code for any software owned by the Company and/or its Subsidiaries, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Intellectual Property owned by the Company or its Subsidiaries including source code for any software owned by the Company or its Subsidiaries.

(r)           The Company and its Subsidiaries have acted in a commercially reasonable manner (based on standard industry practices and currently-maintained databases) to ensure that the software products and computer-based services of the Company and its Subsidiaries are free of any computer programs, instructions, routines, features, or code intended to adversely affect the operation, integrity, or function of any computer system, computer program (including the software products and computer-based services themselves) or data operated upon, or stored by, any computer system, or that provide unauthorized access to, or use of, computer systems or the data processed by, or stored using, any computer system, including viruses, worms, Trojan horses, time bombs, spyware, and trap doors.   The Company and its Subsidiaries have acted in a commercially reasonable manner to safeguard the information technology systems utilized by the Company and its Subsidiaries in the operation of the business and restrict unauthorized access thereto.

(s)           The Company has obtained a review of the Open Source Materials that are part of the Company Products by a third party and has delivered, or has caused to be delivered, a copy of the report provided by the third party to Parent.  “Open Source Materials” means materials (i) subject to any license that requires as a condition of use, modification and/or distribution thereof, that such materials, or materials combined and/or distributed with such materials be (A) disclosed or distributed in source code or similar form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or (ii) subject to any license or right that the Open Source Initiative has recognized or approved as an open source license.  The Company and its Subsidiaries have not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Products or any Intellectual Property owned or used by the Company or any of its Subsidiaries, (b) distributed Open Source Materials in conjunction with the Company Products or any Intellectual Property owned or used by the Company or any of its Subsidiaries, or (c) used Open Source Materials in a manner that would make any Company Product or any Intellectual Property owned or used by the Company or any of its Subsidiaries, or any part thereof, Open Source Materials.

2.17           Contracts.

(a)           Neither the Company nor its Subsidiaries is a party to, or bound by:

(i)           any employment Contract, other than an “at will” employment Contract entered into in the Ordinary Course; any consulting Contract with an individual consultant that involves annual payments by the Company or any of its Subsidiaries of more than $50,000 and that is not cancelable without penalty within 90 days; or any Contract to grant any severance or termination pay (in cash or otherwise) to any employee, officer or director;

(ii)           any Contract of indemnification between the Company and any current or former officer or director of the Company;

(iii)           any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv)           any fidelity or surety bond or completion bond;

(v)           any lease of personal property requiring the payment of more than $20,000 in any twelve-month period;

(vi)           any Lease Agreement;

(vii)           any Contract of indemnification or guaranty, other than Contracts entered into in the Ordinary Course with customers, resellers, distributors, suppliers and licensors;

(viii)           any Contract of indemnification with a customer in excess of $100,000 that (A) does not eliminate the Company’s or its Subsidiaries’ potential liability for consequential or incidental damages or (B) place a cap on the potential liability of the Company or its Subsidiaries under such Contract;

(ix)           any Contract relating to capital expenditures and involving future payments in excess of $50,000 individually or $100,000 in the aggregate;

(x)           any executory Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of any assets outside the Ordinary Course or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any business enterprise other than the Company’s Subsidiaries;

(xi)           any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the Ordinary Course;

(xii)           any partnership, dealer, distribution, joint marketing, joint venture, strategic alliance, affiliate, development agreement or similar Contract involving payments in excess of $100,000 since January 1, 2009;

(xiii)           any Contract to alter the Company’s interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xiv)           any Contract to sell, license or distribute any of the Company Products or services or any of the Company’s technology, other than agreements with distributors, sales representatives or other resellers in the Ordinary Course;

(xv)           any License Agreement; or

(xvi)           other than customer purchase orders or other customer Contracts, any Contract that involves in excess of $100,000 individually or $500,000 in the aggregate and is not cancelable without penalty within 90 days.

(b)           Section 2.17(b) of the Disclosure Schedule contains a list of the Company’s ten largest customers for each of the fiscal years ended December 31, 2007 and December 31, 2008 and sets forth opposite the name of each such customer the percentage of net revenue attributable to such customer.  During the last 12 months, the Company has not received any written notice or written threat of termination from any of such customers that such customer intends or otherwise anticipates a termination of, or reduction of more than $100,000 per year in, the level of business with the Company.  True and complete copies of each Contract required to be disclosed pursuant to Section 2.17(a) (each a “Material Contract” and collectively, the “Material Contracts”) have been delivered to Parent.  Each Material Contract is a valid and binding agreement of the Company and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect except to the extent it has previously expired in accordance with its terms.

(c)           Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party thereto, has breached or violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract.

(d)           Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under each Material Contract without the payment of any additional amounts or consideration other than ongoing obligations, fees, royalties or payments which the Company would otherwise be required to satisfy, perform or pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

(e)           All outstanding indebtedness of the Company and its Subsidiaries may be prepaid without penalty.

2.18           Related Party Transactions.  No Related Party is indebted to the Company or its Subsidiaries, other than for advances for expenses in the Ordinary Course, and neither the Company nor its Subsidiaries is indebted to any Related Party.  Since January 1, 2008, no Related Party has had, directly or indirectly, (i) an interest in any entity that competes directly with the Company and its Subsidiaries, (ii) any interest in an entity that purchases from, or sells or furnishes to, the Company or its Subsidiaries any goods or services other than any such interest reflecting terms negotiated or otherwise determined on an arm’s-length basis or (iii) a direct financial interest in any Contract to which the Company or its Subsidiaries is a party; provided, however, that ownership of no more than one percent of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.18.

2.19           Governmental Authorization.  Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or its Subsidiaries conduct their business or (ii) which is required for the conduct of such business as currently conducted or currently contemplated to be conducted (collectively, “Company Authorizations”) has been issued or granted to the Company or its Subsidiaries.  The Company Authorizations are in full force and effect.  Neither the Company nor its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under the Company Authorizations.  None of the Company Authorizations will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

2.20           Litigation.  There is no action, suit, claim or proceeding of any nature pending and served or, to the Knowledge of the Company, threatened or pending and not served against the Company, its Subsidiaries or their respective assets (tangible or intangible) or, to the Knowledge of the Company, against any officer and director of the Company or any of its Subsidiaries in his or her capacity as such that reasonably could be expected to result in judgment against the Company of an amount greater than $25,000, nor to the Knowledge of the Company is there any reasonable basis therefor.  There is no investigation pending or, to the Knowledge of the Company, threatened against the Company, its Subsidiaries, or any of their respective assets (tangible or intangible) or any officer or director in his or her capacity as such by any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor.  No Governmental Entity has at any time challenged or questioned the legal right of the Company or its Subsidiaries conduct their business as previously or currently conducted, or as currently contemplated to be conducted.

2.21           Minute Books.  The minute books of the Company and its Subsidiaries made available to counsel for Parent contain complete and accurate copies of all minutes, to the extent recorded, for meetings held, and written consents delivered, by the stockholders and Board of Directors of the Company since the time of incorporation of the Company and its Subsidiaries, as applicable.  At the Closing, the minute books of the Company and its Subsidiaries will be in the possession of the Company and its Subsidiaries, as applicable.

2.22           Environmental Matters.  Neither the Company nor any of its Subsidiaries generated, used, treated, stored, released, discharged or disposed of any Hazardous Materials on any Leased Real Property nor on any other property on which the Company or any of its Subsidiaries has conducted its business and, to the Knowledge of the Company, no Hazardous Materials have been generated, used, treated or stored on, released, discharged or disposed of onto, from or under any Leased Real Property or on any other property on which the Company or any of its Subsidiaries have conducted their business, except (i) in compliance with Environmental Laws in all  material respects, (ii) in a manner that would not give rise to any Environmental Claim or to any other liability or obligations under Environmental Laws and (iii) as would not, individually or in the aggregate, be likely to have a Material Adverse Effect on the Company and its Subsidiaries.  The Company and its Subsidiaries are and have at all times been in compliance with Environmental Laws with respect to the conduct of their business, except as would not, individually or in the aggregate, be likely to have a Material Adverse Effect on the Company and its Subsidiaries.  There are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company or any of its Subsidiaries.

2.23           Brokers’ and Finders’ Fees; Third Party Expenses.

(a)           Neither the Company nor any of its Subsidiaries has incurred any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

(b)           Section 2.23 of the Disclosure Schedule identifies those Persons to which the Company expects Third Party Expenses will be payable.  The Company currently estimates that the Third Party Expenses will total less than $5,000,000.  The Persons to which Third Party Expenses will be paid, as finally determined, shall be set forth in the Statement of Expenses to be delivered pursuant to Section 4.7(a).

2.24           Employee Benefit Plan and Compensation.

(a)           Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)           “Affiliate” as used in this Section 2.24 shall mean each Subsidiary of the Company and any Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(ii)           “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(iii)           “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, other employee benefits or remuneration of any kind (other than payment of regular wages and salary), whether written or otherwise, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate, or with respect to which the Company, or any Affiliate has or may have any liability or obligation, for the benefit of any Employee, including any International Employee Plan.

(iv)           “DOL” shall mean the United States Department of Labor.

(v)           “Employee” shall mean any current or former employee, consultant or director of the Company or any Affiliate.

(vi)           “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, loan, visa, work permit or other Contract (including any offer letter or other Contract providing for compensation or benefits other than payment of regular wages and salary) between the Company or any Affiliate and any Employee.

(vii)           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(viii)           “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(ix)           “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

(x)           “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any Affiliate, whether formally or informally, or with respect to which the Company or any Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

(xi)           “IRS” shall mean the United States Internal Revenue Service.

(xii)           “Multiemployer Plan” shall mean any Pension Plan, which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(xiii)           “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)           Schedule.  Section 2.24(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (other than agreements with temporary administrative, financial, marketing or sales personnel for less than $25,000 (collectively, “Excluded Temporary Agreements”)) as of the date of this Agreement.  Except as set forth on Section 2.24(b)(2) of the Disclosure Schedule, neither the Company nor any Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement (other than “at will” employment Contracts entered into in the Ordinary Course or Excluded Temporary Agreements), or to modify any Company Employee Plan or Employee Agreement resulting in additional liability to the Company or an Affiliate (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement, and except for Excluded Temporary Agreements).  Section 2.24(b)(3) of the Disclosure Schedule sets forth a table setting forth the name and base salary of each employee of the Company and each Affiliate as of the date hereof.  To the Knowledge of the Company, no employee listed on Section 2.24(b)(3) of the Disclosure Schedule has expressed to any director or officer of the Company any intent to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in connection with this Agreement.

(c)           Documents.  The Company and each Affiliate have provided or made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement (other than Excluded Temporary Agreements) including all amendments thereto and all related trust documents, (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan, (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (vi) all currently effective written Contracts relating to each Company Employee Plan in effect as of the date hereof, including administrative service agreements and group insurance contracts, (vii) all communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case in the Company’s possession and, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (viii) other than correspondence provided routinely with respect to such Plans, all correspondence to or from any governmental agency relating to any Company Employee Plan, (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law), (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (xi) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xiii) all “HIPAA Privacy Notices” and all “Business Associate Agreements” to the extent required under HIPAA in effect as of the date hereof and (xiv) all IRS determination opinion, notifications and advisory letters issued with respect to each Company Employee Plan and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter.

(d)           Employee Plan Compliance.  The Company and each of its Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or notification, advisory, or opinion letter, as applicable) as to its qualified status under the Code.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.  There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any Affiliate (other than ordinary administration expenses).  There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan.  Neither the Company nor any Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  The Company and each Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.  To the extent subject to Section 409A of the Code, each Company Employee Plan has been in compliance with Section 409A of the Code since January 1, 2005.

(e)           No Pension or Welfare Plans.  Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA, Section 412 of the Code or a “funded welfare plan” within the meaning of Section 419 of the Code.

(f)           No Self-Insured Plan.  Except as set forth in Section 2.24(f) of the Disclosure Schedule, neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees other than a severance or termination payment plan or arrangement (including any such plan pursuant to which a stop-loss policy or contract applies).

(g)           Collectively Bargained, Multiemployer and Multiple-Employer Plan.  At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.  Neither the Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h)           No Post-Employment Obligations.  No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any individual for any reason, except for severance or termination pay or benefits, and except as may be required by COBRA or other applicable statute, and neither the Company nor any Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other individual that such Employee(s) or other individuals would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(i)           COBRA; FMLA; HIPAA.  The Company and each Affiliate has complied with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its Employees.  To the extent required under HIPAA and the regulations issued thereunder, Company and each Affiliate have performed in all materials respects all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142).  Neither the Company nor any of its Affiliates has unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j)           Effect of Transaction.  Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Affiliate or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(k)           Parachute Payments.  There is no Contract covering any Employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code as a result of the transactions contemplated herein.  There is no Contract by which the Company or any of its Affiliates is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code.  Section 2.24(k) of the Disclosure Schedule lists all individuals who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(l)           Employment Matters.  The Company and each Affiliate is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  The services provided by each of the Company’s, and each Affiliates’ Employees is terminable at the will of the Company and its Affiliates.  Neither the Company nor any Affiliate has direct or indirect liability with respect to any misclassification of any individual as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(m)           Labor.  No work stoppage or labor strike against the Company or any Affiliate is pending, or, to the Knowledge of the Company, threatened.  The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees.  There are no actions, suits, claims, labor disputes or grievances pending or threatened relating to any labor matters involving any Employee, including charges of unfair labor practices or discrimination complaints.  Neither the Company nor any Affiliate has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  Neither the Company nor any Affiliate is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries.  Neither the Company nor any Affiliate has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

(n)           International Employee Plan.  Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions in all material respects and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan.  Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued.  No condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without material liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

2.25           Insurance.  Section 2.25 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries since January 1, 2008, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies.  There is no claim by the Company or its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or its Subsidiaries has a reason to believe will be denied or disputed by the underwriters of such policies or bonds.  There is no pending claim of which its total value (inclusive of defense costs) will exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid, and each of the Company and its Subsidiaries is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies, except to the extent any such policies and bonds will expire in accordance with their terms.  Neither the Company nor any of its Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.26           Compliance with Laws.  Each of the Company and its Subsidiaries is and has been in material compliance with, is not in material violation of, and, since January 1, 2006, has not received any written notice alleging any violation with respect to, any foreign, federal, state or local statute, law or regulation with respect to the conduct of its business or the ownership or operation of its assets.

2.27           Foreign Corrupt Practices Act.  Neither the Company nor, to the Knowledge of the Company, any of its officers, directors, employees or others acting on its behalf, has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

2.28           Warranties; Indemnities. Section 2.28(a) of the Disclosure Schedule sets forth copies of the standard written warranties of the Company and its Subsidiaries with respect to Company Products or Intellectual Property licensed or sold or services rendered by the Company or its Subsidiaries.  Except for (i) such standard warranties, (ii) warranties implied by law or (iii) as set forth in Section 2.28(b) of the Disclosure Schedule, the Company has not given any warranties or indemnities relating to Company Products or Intellectual Property licensed or sold or services rendered by the Company or its Subsidiaries in any customer Contract that involves in excess of $100,000.

2.29           Complete Copies of Materials.  The Company has delivered or made available to Parent a true and complete copy of each document identified in the Disclosure Schedule.

2.30           Representations Complete. None of the Named Officers (as defined in Section 9.1) has knowingly withheld any material fact with respect to any of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, taken together as a whole, which could reasonably result in a Loss (as defined in Section 7.2) of greater than $1,000,000 in respect of any single event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

3.1           Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and the State of Delaware, respectively.

3.2           Authority.

(a)           Parent has all requisite corporate power to enter into this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent.  This Agreement has been, and as of the Closing the Escrow Agreement will have been, duly executed and delivered by Parent and constitutes, or will constitute (in the case of the Escrow Agreement), the valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)           Merger Sub has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub.  This Agreement has been duly executed and delivered Merger Sub and constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3           No Conflict.  The execution and delivery of this Agreement by Parent and Merger Sub and of the Escrow Agreement by Parent do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Conflict with (i) any provision of the articles of incorporation or bylaws of Parent or certificate of incorporation or bylaws of Merger Sub, as amended, (ii) any material Contract of Parent or its Subsidiaries, or (iii) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its Subsidiaries or any of their respective properties (whether tangible or intangible) or assets.

3.4           Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any other third party, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Escrow Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and any other antitrust or other competition laws of other jurisdictions, and (ii) the filing of the Certificate of Merger with the Delaware Secretary of State.

3.5           Brokers’ and Finders’ Fees.  Except for Updata Advisors, Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub and that is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.6           Litigation.  There is no action, suit, claim or proceeding of any nature pending and served or, to the Knowledge of Parent, threatened or pending and not served against Parent, its Subsidiaries or their respective assets (tangible or intangible) or, to the Knowledge of Parent, against any officer and director of Parent or any of its Subsidiaries in his or her capacity as such, in each case that is reasonably likely to prevent or delay Parent or Merger Sub in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

3.7           Funding.  Parent has as of the date hereof, and will have as of the Closing Date, cash and cash equivalents sufficient to meet its payment obligations under this Agreement, including its obligations to pay the Merger Consideration relating to all of the outstanding shares of Company Capital Stock, all of the Company Vested Options and the Company Warrant and to pay the Escrow Amount and the Expense Amount to the Escrow Agent.

3.8           Reliance.  Neither Parent nor Merger Sub has relied on or is relying on any representations or warranties regarding the Company or any of its Subsidiaries, their business, or any of their respective assets or liabilities other than those representations and warranties set forth in Article II.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1           Public Disclosure.  Neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior consent of such other party or parties.  Notwithstanding the foregoing, Parent or the Company may make any public disclosure it believes in good faith, after consultation with outside counsel, is (a) required by applicable law or (b) required by, with respect to Parent, any requirement of the Nasdaq Global Select Market; provided, however, that prior to a disclosing party making any such disclosure, the non-disclosing party shall have the right to review such disclosure and to discuss any concerns relating thereto with the disclosing party.

4.2           Stockholder Approval.  The Company shall, in accordance with the Charter Documents, and the applicable requirements of Delaware Law, solicit the written consents of Stockholders to the approval and adoption of this Agreement and the approval of the Merger and, on or prior to 11:59 p.m., Eastern daylight saving time, on October 8, 2009, Stockholders necessary for the Required Stockholder Approval shall deliver to the Company irrevocable written consents in accordance with Section 228 of the Delaware Law approving and adopting this Agreement, approving the Merger, consenting to all of the transactions contemplated hereby and in connection herewith, and waiving any dissenters’ rights.

4.3           Acquisition Proposals.  From the date hereof until the Effective Time, the Company shall not authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director, employee, representative or agent of the Company or any of its Subsidiaries (including any investment banker, financial advisor, attorney, accountant, or other advisor, agent or representative retained by the Company or any of its Subsidiaries) to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or induce or take any other action to in any way knowingly facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to (including by way of furnishing information or assistance) an Acquisition Proposal, (ii) engage in or otherwise participate in any negotiations or discussions concerning, provide any information to, or cooperate in any way with, any Person relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Contract, agreement in principle, letter of intent, term sheet, or other similar instrument relating to any Acquisition Proposal.  The Company and its Subsidiaries shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and enforce any confidentiality agreements to which it or any of its Subsidiaries is a party.

4.4           Consents.

(a)           The Company shall use its commercially reasonable efforts to obtain each of the consents identified as a “Targeted Consent” in Section 2.7 of the Disclosure Schedule.  The Company shall not be obligated to pay or provide any consideration to any Person, or waive or release any rights of the Company, in order to obtain any such Targeted Consent, and the failure to obtain one or more of such consents shall not constitute a failure of any condition to Closing or a breach of this Section 4.4.

(b)           In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub and the Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in no event in less than five Business Days following the execution of this Agreement and shall file with the foreign antitrust authorities set forth on Schedule 4.4 any required comparable pre-merger notification forms required in the applicable jurisdiction, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c)           In connection with the efforts referenced in Section 4.4(b) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other comparable applicable Antitrust Law, each of Parent, Merger Sub and Company shall use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other parties promptly informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby.  Each of the Company and Parent shall give the other prompt notice of the commencement or known threat of commencement of any proceeding by or before any Governmental Entity or private party with respect to the Merger or any of the other transactions contemplated by this Agreement, keep the other informed as to the status of any such proceeding or threat, and in connection with any such proceeding, or permit authorized representatives of the other to be present at each meeting or conference relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such proceeding.  Upon the terms and conditions set forth herein, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, the Merger and other transactions contemplated to be consummated in connection therewith in accordance with the terms hereof, including obtaining HSR clearance and approvals, if any, from the foreign governmental entities set forth on Schedule 4.4 and taking any commercially reasonable action in any proceeding initiated in any court by any private party or Governmental Entity necessary to permit the Merger and other transactions contemplated by this Agreement to be consummated.  Parent and the Company each shall bear and pay one-half of the filing fee pursuant to the HSR Act or to any foreign antitrust or competition law.

4.5           Conduct of the Business.  From the period from the date of this Agreement and continuing until the Closing, except as contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company shall conduct the business in the Ordinary Course.  During such period, the Company will use its commercially reasonable efforts to (x) preserve its business substantially intact; (y) retain the present services of the officers and Key Employees, and (z) preserve for itself and Parent the material relationships with the customers of the Company and its Subsidiaries and other Persons with which the Company and its Subsidiaries have business relationships.  Without limiting the generality of the foregoing, except with the prior written consent of Parent or as contemplated or permitted by this Agreement, the Company shall not engage in any activity listed in Section 2.11 of this Agreement (excluding the term “material” in the case of Section 2.11(k)), except as set forth on Section 4.5 of the Disclosure Schedule.

4.6           Employment Matters.

(a)           Except as specifically designated herein, Parent agrees to provide each employee of the Company and its Subsidiaries who is a full-time employee of Parent, the Surviving Corporation or the Surviving Corporation’s Subsidiaries immediately following the Effective Time (collectively, the “Transferred Company Employees”), with the same benefit plans and level of benefits as the Transferred Company Employees received immediately prior to the Effective Time, which shall remain in place through December 31, 2009 or until the Transferred Company Employees are transitioned to Parent’s employee benefit plans.  As of January 1, 2010, or as soon thereafter as is reasonably practicable, Transferred Company Employees shall be transferred to and covered under the same benefit plans of the Parent and its affiliates with the same eligibility requirements and level of benefits as are offered to similarly situated employees of Parent and its affiliates at such time.  Parent shall give Transferred Company Employees full credit for all “years of service,” as that term is defined in Section 411(a)(5) of the Code, with the Company and its Subsidiaries (to the extent the Company gave effect) as if such service was with Parent, for purposes of eligibility, vesting and calculation of benefits under the employee benefits plans maintained by Parent and its affiliates.  In addition, and without limiting the generality of the foregoing, when the benefit plan coverage of Transferred Company Employees is transitioned to the benefit plans of the Parent:  (i) each Transferred Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent employee benefits plan; and (ii) for purposes of each employee benefit plan providing medical, dental, pharmaceutical or vision benefits to any Transferred Company Employee, Parent shall cause all pre-existing condition exclusions, waiting periods and actively-at-work requirements of such plans to be waived for such Transferred Company Employee and his or her covered dependents.  If coverage for a Transferred Company Employee under Parent’s benefit plans commences after January 1, 2010, Parent shall cause any eligible expenses incurred by such Transferred Company Employee and his or her covered dependents between January 1, 2010 and the date on which such Transferred Company Employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

(b)           For Transferred Company Employees employed by the Company, the vacation plan and schedule that applied to such Transferred Company Employees immediately prior to the Effective Time shall continue in effect until December 31, 2009.  Such Transferred Company Employees will be allowed to carry over up to 40 unused hours per the Company vacation plan and schedule to be used by March 31, 2010.  On January 1, 2010, such Transferred Company Employees will then convert to Parent's paid time off policy.  In addition, during the period between January 1, 2010 and March 31, 2010, such Transferred Company Employees will be allowed to take the quarterly allotment of vacation days based on length of service.  Effective April 1, 2010, Transferred Company Employees will receive an annual allotment of vacation days as allowed under the Parent's paid time off policy.

(c)           The Company’s 2009 Executive and Management Incentive Plan shall continue in effect following the Effective Date, provided that attainment of the targets and objectives established under such Plan for Transferred Company Employees shall be determined by reference to the performance metrics set forth in the Company’s Baseline Plan, a copy of which metrics is included in Section 4.6(c) of the Disclosure Schedule.  Such determinations shall be made following the conclusion of the year ending December 31, 2009, and the amount due thereunder to any Transferred Company Employee shall be paid by no later than March 15, 2010 in a lump sum payment and otherwise in accordance with the terms of the Plan.

4.7           Spreadsheets.  At least two Business Days prior to the Closing Date, the Company shall deliver:

(a)           to Parent, a statement (the “Statement of Expenses”) that shall include (i) the name and address of each Person that is to receive payment of Third Party Expenses, (ii) the amount of Third Party Expenses to be paid to such Person and (iii) payment information with respect thereto;

(b)           to Parent and the Paying Agent, a spreadsheet (the “Paying Agent Spreadsheet”) that shall include (i) the name and address of each Stockholder and the Warrantholder, (ii) the aggregate amount of Merger Consideration (less the pro rata Escrow Amount and Expense Amount) applicable to each such holder, and (iii) the amount of Merger Consideration to be deposited into the Escrow Fund and the Expense Fund on behalf of each such holder; and

(c)           to Parent, a spreadsheet (the “Optionholder Spreadsheet”) that shall include (i) the name and address of each Optionholder, (ii) the aggregate amount of Merger Consideration (less the Escrow Amount) applicable to each Optionholder, (ii) the aggregate amount of Merger Consideration (less the pro rata Escrow Amount and Expense Amount) applicable to each Optionholder, and (iii) the amount of Merger Consideration to be deposited into the Escrow Fund and the Expense Fund on behalf of each Optionholder.

4.8           Indemnification of Officers and Directors.

(a)           From and after the Effective Time, through the sixth anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to any current or former director or officer with respect to matters occurring prior to the Effective Time pursuant to the indemnification provisions under the Charter Documents as in effect on the date of this Agreement and pursuant to any indemnity agreements between the Company and such current or former director or officer as in effect on the date of this Agreement (such current and former directors and officers of the Company, being referred to collectively as the “D&O Indemnified Parties”).  For the avoidance of doubt, Parent and the Surviving Corporation may amend, repeal or modify, in any respect, the Charter Documents, however, no such amendment, repeal or modification shall diminish Parent’s obligations under the first sentence of this Section 4.8(a).  Parent shall honor in accordance with their terms all indemnification agreements entered into by the Company with any current or former director or officer that are in effect prior to the execution of this Agreement, provided that such agreements have been disclosed in Section 2.17(a) of the Disclosure Schedule and copies of such agreements have been provided to Parent.

(b)           Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 4.8, provided that such D&O Indemnified Parties are entitled to the indemnities sought.

(c)           Prior to the Effective Time, the Company shall purchase a tail insurance policy of the same level or scope of directors’ and officers’ liability insurance as in effect immediately prior to the date hereof for the six-year period, in each case covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the Effective Time (a true and complete copy of which has been heretofore delivered to Parent).

(d)           This Section 4.8 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company, Parent the Surviving Corporation and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

4.9           Preservation of Books and Records; Post-Closing Access.  From and after the Effective Time, Parent and the Surviving Corporation agree to preserve and keep the books and records relating to the Company and its Subsidiaries (the “Books and Records”) for a period of five years in accordance with Parent’s document retention policies and procedures and shall make the Books and Records available to the Securityholder Committee as may be reasonably required in connection with any legal proceedings against or governmental investigations of the Stockholders or government reporting obligation of the Represented Parties or for any other reasonable business purpose arising from or relating to this Agreement, during regular business hours and upon the prior written request thereto by the Securityholder Committee.  In the event that Parent or the Surviving Corporation wishes to move or destroy any such books or records, such party shall first give 10 days’ prior written notice to the Securityholder Committee, including the address of the location to which such books or records shall be moved.  Notwithstanding the foregoing, Parent or the Surviving Corporation, as the case may be, may restrict the Securityholder Committee’s access to the Books and Records to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to Parent or the Surviving Corporation may reasonably require Parent or the Surviving Corporation to restrict or prohibit access to any such information.  Such access shall also be subject to the granting party’s reasonable security measures and insurance requirements.  Additionally, all access by the Securityholder Committee to the Books and Records shall be conditioned upon entering into a confidentiality agreement in a form reasonably satisfactory to Parent.

4.10           Additional Documents and Further Assurances.  Each party hereto, at the reasonable request of any other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

4.11           Certain Tax Matters.

(a)           Tax Sharing Agreements.  All Tax sharing agreements or similar Contracts with respect to or involving the Company or any of its Subsidiaries and a Person other than the Company or its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, neither the Company nor its Subsidiaries shall be bound thereby or have any liability thereunder.

(b)           Preparation of Tax Returns; Payment of Taxes.  The Company shall prepare and file, or cause to be prepared and filed, all Returns of or which include the Company and its Subsidiaries that are required to be filed (after giving effect to any valid extension of time in which to make such filing) on or prior to the Closing Date.  The Company shall pay (or cause to be paid) all Taxes shown due with respect to such Tax returns.  Parent shall be responsible for the preparation and filing of all Returns with respect to Taxes of the Company and its Subsidiaries that are required to be filed after the Closing Date.  Parent shall provide to the Securityholder Committee a copy of each such Return that includes a taxable period (or portion thereof) ending on or before the Closing Date within 30 days of filing such return.  If the Securityholder Committee determines that any Return should have been prepared differently, the Securityholder Committee may so inform the Company.  If the Company agrees, it will amend such Return.  If the Company disagrees, and the Parties cannot resolve their differences, then the Parties shall engage a nationally recognized accounting firm to make a final determination of whether or not the Return should be amended.  The fees and expenses of such accounting firm shall be borne equally by the Parties.

(c)           Tax Proceedings.

(i)           Parent shall promptly notify the Securityholder Committee in reasonable detail of the receipt from a Taxing authority of any notice of the commencement of any Tax audit, examination or judicial or administrative proceeding or receipt from a Taxing authority of any proposed adjustment, demand or notice of deficiency which if determined adversely to the relevant taxpayer or after the lapse of time could be grounds for payment of Losses by the Stockholders under Article VII (each, a “Tax Proceeding”).

(ii)           Notwithstanding anything in this Agreement to the contrary and subject to the limitations in this paragraph, with respect to any Tax Proceeding, (A) Parent shall at Parent’s expense (x) control and direct such Tax Proceeding through representatives of its own choosing and (y) keep the Securityholder Committee reasonably and promptly informed of any significant developments in such Tax Proceeding; (B) to the extent reasonably required, the Securityholder Committee shall promptly execute or cause to be executed by the relevant taxpayer reasonable powers of attorney or other documents authorizing such representatives of the party controlling such Tax Proceeding to act in connection with such Tax Proceeding; and (C) Parent shall not pay or compromise any Tax liability asserted in such Tax Proceeding for which indemnification is available hereunder without the Securityholder Committee’s prior written consent, which consent shall not be unreasonably withheld or delayed (provided that Parent has exhausted commercially reasonable avenues to eliminate, settle or compromise such Tax liability in a manner intended to minimize the amount required to be paid from the Escrow Amount pursuant to Article VII).  Notwithstanding the foregoing, the Securityholder Committee may, at its election and at its expense, and upon request submitted to Parent, employ counsel of its own choosing who will be entitled to (I) receive reasonable advance notice of all meetings and phone conferences with taxing authorities in connection with such Tax Proceeding, (II) participate in all such meetings and phone conferences with taxing authorities in connection with such Tax Proceeding, and (III) review and comment in advance on any written submissions to a taxing authority in connection with any such Tax Proceeding.

(iii)           Parent and the Securityholder Committee shall cooperate fully in connection with any Tax Proceeding.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making the Securityholder Committee or his representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent and the Securityholder Committee further agree, upon request, to use their best efforts to obtain any certificate or other document from any Taxing authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(d)           Notwithstanding anything to the contrary in this Agreement, the parties hereby agree that, to the extent permissible by applicable Tax law: (i) all Tax deductions resulting from payments in respect of Company Vested Options pursuant to this Agreement (other than payments from the Escrow Fund or the Expense Fund) will be allocated to taxable periods of the Company and its Subsidiaries ending on or before the Closing Date (and to that portion of the Closing Date prior to the Closing); (ii) accordingly, the Company and its Subsidiaries will include all such Tax deductions on their separate Company federal, state or foreign income tax returns (as applicable) for the short taxable year ending with the Closing Date.  Unless required by applicable Tax law or a final determination in a Proceeding with a Tax authority, Parent will not claim such deductions on any federal, state or foreign income tax returns of Parent for periods after the Closing (except to the extent such deductions comprise part of a net operating loss carryforward from taxable periods of the Company and its Subsidiaries ending on or before the Closing Date).

4.12           Supplements to Disclosure Schedule.  On the second Business Day immediately preceding the Closing Date, the Company shall deliver to Parent a supplement to the Disclosure Schedule which shall update the Disclosure Schedule such that any information contained in the representations and warranties set forth in Article II is true and correct as of such delivery date.  Thereafter, the Company shall deliver to Parent from time to time, up to the Closing Date, any further supplements to the Disclosure Schedule that are necessary in order that the information contained in the representations and warranties set forth in Article II continues to be true and correct as of the time of such delivery, up to the Closing Date.  Any such further supplements shall be provided as promptly as practicable after the Company gains Knowledge that a representation or warranty in Article II is no longer true or correct.  In the event any such supplement to the Disclosure Schedule is necessary to make a representation or warranty set forth in Article II  true and correct as of the date hereof, Parent may seek reimbursement from the Escrow Amount to the extent available in accordance with the provisions of Article VII.  Otherwise, however, Parent may not seek reimbursement from the Escrow Amount with respect to any disclosure provided in a supplement to the Disclosure Schedule delivered pursuant to this Section 4.12.

4.13           Access and Investigation.  Prior to the Closing Date, upon reasonable notice, the Company will, and shall cause its representatives to, afford Parent and its advisors, at Parent’s expense, with reasonable access, during regular business hours, to the Company's and its Subsidiaries’ personnel, properties, Contracts, permits, Books and Records and other documents and data for purposes of enabling Parent to verify the accuracy of the Company’s representations and warranties in this Agreement, such rights of access to be exercised in a manner that does not unreasonably interfere with the operation of the business of the Company and its Subsidiaries and is conducted under the supervision of appropriate personnel of the Company.  Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in its reasonable discretion (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party).

4.14           Warrant Termination Agreement.  Between the date hereof of the Closing Date, the Company shall use its commercially reasonable efforts to cause the Warrantholder to execute and deliver a warrant termination agreement, in a form reasonably acceptable to the Parent (the “Warrant Termination Agreement”).

4.15           Potential Section 280G Payments.  As soon as practicable following the execution of this Agreement, but in any case prior to the Closing, the Company shall (a) secure from each person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) a waiver of such person’s rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such person so that all remaining payments and/or benefits applicable to such person shall not be deemed to be “parachute payments” that would not be deductible under Section 280G of the Code and (b) submit to the stockholders of the Company for approval of any such Waived 280G Benefits by such number of such stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code any (i) such Waived 280G Benefits and (ii) other potential payments and/or benefits that would be deemed to constitute “parachute payments” under Section 280G of the Code and that do not constitute a binding obligation of the Company as of the date hereof (the “Other 280G Benefits”).  Prior to seeking such stockholder approval, the Company shall provide drafts of such stockholder approval materials to Parent and shall provide Parent with a reasonable opportunity to review and comment on such materials.  Prior to the Closing, the Company shall deliver to Parent evidence that a vote of the Company’s stockholders was solicited in accordance with the foregoing provisions of this Section 4.15 and that either (A) the requisite number of stockholder votes was obtained with respect to the Waived 280G Benefits and Other 280G Benefits that were subject to such vote (the “280G Approval”) or (B) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits and Other 280G Benefits subject to such vote shall not be paid or made (and, in such case, the Merger Consideration shall be reduced by the amount of the Waived 280G Benefits and Other 280G Benefits not paid or made).

ARTICLE V

CONDITIONS TO CLOSING

5.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party hereto to consummate the Merger is subject to the fulfillment or written waiver by Parent and the Company prior to the Effective Time of each of the following conditions:

(a)           Stockholder Approvals.  This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Stockholder Approval.

(b)           No Injunction.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is remains in effect and prohibits consummation of the transactions contemplated by this Agreement.

(c)           Regulatory Approvals.  The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

5.2           Conditions to Obligation of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement that are not qualified as to “materiality” (including the term “material” or “Material Adverse Effect”) shall be true and correct in all material respects and the representation and warranties of Company set forth in this Agreement that are qualified as to “materiality” (including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing Date (without giving effect to any supplements provided pursuant to Section 4.12 and except to the extent that representations and warranties that by their terms speak as of the date of this Agreement or some other date, as of such earlier date); provided, however, that Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)           Closing Deliveries.  Parent shall have received the closing deliveries listed in Section 6.1 of this Agreement.

(d)           Termination of Plans.  The obligations set forth in Section 1.8 with respect to the termination of the Plans shall have occurred.

(e)           Material Adverse Effect.  From the date of this Agreement and the Closing Date, there shall not have occurred any event, development, state of circumstances, facts, or condition of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole.

5.3           Conditions to Obligation of Company.  The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement that are not qualified as to “materiality” (including the term “material” or “Material Adverse Effect”) shall be true and correct in all material respects and the representation and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to “materiality” (including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing Date (except to the extent that representations and warranties that by their terms speak as of the date of this Agreement or some other date, as of such earlier date); provided, however, that the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Parent and Merger Sub by the appropriate officers of Parent and Merger Sub to such effect.

(c)           Closing Deliveries.  The Company shall have received the closing deliveries listed in Section 6.2 of this Agreement.

ARTICLE VI

CLOSING DELIVERIES OF THE PARTIES

6.1           Closing Deliveries of the Company.  At or prior to the Closing, the Company shall deliver, or cause to be delivered, the following documents.

(a)           Merger Certificate.  The Company shall deliver to Parent for filing with the Secretary of State of the State of Delaware a properly completed and fully executed Certificate of Merger.

(b)           Affiliate Releases and Agreements.  The Company shall deliver to Parent (i) Key Stockholder Releases executed by the Key Stockholders, each of which releases shall be in the form agreed upon by Parent and the Company prior to the execution and delivery hereof, (ii) Confidentiality Agreements executed by the directors of the Company, each of which agreements shall be in the form agreed upon by Parent and the Company prior to the execution and delivery hereof, and (iii) releases executed by the Executive Officers, each of which releases shall confirm that the executing Executive Officer has no right to receive any additional capital stock or capital stock-equivalents from the Company (including under any employment agreement or Plan) and shall be in a form reasonably acceptable to Parent.

(c)           Optionholder Releases.  The Company shall deliver to Parent releases received by the Company pursuant to Section 1.9(b) from each Optionholder holding Accelerated Company Vested Options.

(d)           Required Consents.  The Company shall deliver to Parent each of the consents identified as a “Required Consent” in Section 2.7 of the Disclosure Schedule.

(e)           Key Employee Agreements.  The Company shall deliver to Parent confidentiality, non-solicitation, non-competition and development agreements executed by the Company and the several Key Employees, each of which agreements (i) was delivered to the Company (with a copy to Parent) prior to the execution and delivery of this Agreement and (ii) remains in full force and effect, without amendment, as of the Closing.

(f)           Resignation of Officers and Directors.  The Company shall provide evidence satisfactory to Parent that (effective as of the Effective Time) each of the officers and directors of the Company and each of its Subsidiaries in their capacities as such officers and directors has resigned and each such resignation shall be in effect as of the Effective Time.

(g)           Cash Balance Statement.  The Company shall deliver to Parent a cash balance statement from the Company’s principal depositary bank, prepared as of the most recent practicable date (but in any event no later than two Business Days prior to the Closing Date), which statement shall be certified by the Chief Executive Officer or the Chief Financial Officer of the Company to be a true and complete copy of the statement received from such bank.

(h)           Statement of Expenses.  The Company shall deliver the Statement of Expenses pursuant to Section 4.7(a) and shall pay, or cause to be paid, any Third Party Expenses not paid as of the Closing Date.

(i)           Paying Agent Spreadsheet.  The Company shall deliver, pursuant to Section 4.7(b), the Paying Agent Spreadsheet, which shall be certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company.

(j)           Legal Opinion.  Parent shall have received a legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit B.

(k)           Schedule of Company Debt.  The Company shall deliver, in connection with the computation of the amount of Merger Consideration pursuant to Section 1.6(a), a schedule identifying in reasonable detail the nature and amount of Company Debt outstanding as of the Closing Date, which schedule shall be certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company, together with pay-off letters related to all Company Debt (in a form and on terms and conditions reasonably satisfactory to Parent).

(l)           Optionholder Spreadsheet.  The Company shall deliver, pursuant to Section 4.7(c), the Optionholder Spreadsheet, which shall be certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company.

(m)           Certificate of Secretary of Company.  The Company shall deliver to Parent and Merger Sub a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the copies of the Charter Documents attached thereof, (ii) the valid adoption of resolutions of the Board of Directors of the Company attached thereto (whereby this Agreement, the Merger and the other transactions contemplated hereby were unanimously approved by the Board of Directors), and (iii) the valid adoption of resolutions of the Stockholders attached thereto (whereby this Agreement, the Merger and the other transactions contemplated hereby were approved).

(n)           Certificate of Good Standing.  The Company shall deliver to Parent and Merger Sub a long-form certificate of good standing from the Secretary of State of the State of Delaware or, in the case of the Company’s Subsidiaries (to the extent available), the applicable Governmental Entities in their respective jurisdictions of organization or incorporation, all of which are dated within five days prior to Closing with respect to the Company and its Subsidiaries.

(o)           Certificate of Status of Foreign Corporation.  The Company shall deliver to Parent and Merger Sub a Certificate of Status of Foreign Corporation of the Company and each of its Subsidiaries from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, all of which are dated within five days prior to the Closing.

(p)           China Approval Certificates.  The Company shall deliver to Parent a copy of the authorization of Gomez (Gao-Ming) Network Technologies (Beijing) Co., Ltd., a Subsidiary of the Company, to operate in China, and a copy of all relevant licensure filings.

(q)           FIRPTA Certificate.  The Company shall deliver to Parent and Merger Sub a statement, in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligation under Treasury Regulation Section 1.1445-2(c)(3), executed by a duly authorized officer of the Company.

(r)           Escrow Agreement.  The Company shall deliver to Parent and the Escrow Agent an escrow agreement, the form of which is attached as Exhibit C (the “Escrow Agreement”), executed by the members of the Securityholder Committee.

6.2           Closing Deliveries of Parent.  At the Closing, Parent shall deliver the following.

(a)           Merger Consideration.  Parent shall deliver the Merger Consideration (less the Escrow Amount and the Expense Amount) to the Paying Agent and shall deposit the Escrow Amount and the Expense Amount with the Escrow Agent.

(b)           Escrow Agreement.  Parent shall deliver to the Securityholder Committee a copy of the Escrow Agreement executed by Parent and the Escrow Agent.

(c)           Merger Certificate.  Parent shall deliver a copy of the fully-executed Certificate of Merger, and, after receipt of the filed Certificate of Merger from the Secretary of State of the State of Delaware, a copy of such filed certificate.

(d)           Certificate of Secretary of Parent.  Parent shall deliver to the Company a certificate, validly executed by the Secretary of Parent, certifying as to (i) the terms and effectiveness of the copies of the articles of incorporation and bylaws of Parent and (ii) the valid adoption of resolutions of the Board of Directors of Parent (whereby this Agreement, the Merger and the other transactions contemplated hereby were approved by the Board of Directors).

(e)           Certificate of Secretary of Merger Sub.  Merger Sub shall deliver to the Company a certificate, validly executed by the Secretary of Merger Sub, certifying as to (i) the terms and effectiveness of the copies of the certificate of incorporation and bylaws of Merger Sub attached thereof, (ii) the valid adoption of resolutions of the Board of Directors of Merger Sub attached thereto (whereby this Agreement, the Merger and the other transactions contemplated hereby were unanimously approved by the Board of Directors), and (iii) the valid adoption of resolutions of the sole stockholder of Merger Sub attached thereto (whereby this Agreement, the Merger and the other transactions contemplated hereby were approved).

(f)           Certificates of Good Standing.  Parent shall deliver long-form certificates of good standing (1) from the Secretary of State of the State of Michigan with respect to Parent, and (2) from the Secretary of State of the State of Delaware with respect to Merger Sub, both of which shall be dated within five days prior to Closing.

(g)           Third Party Consents.  Parent shall deliver to the Company all material consents, waivers and approvals of parties to any Contract and any necessary consents, waivers and approvals of Governmental Entities.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
PAYMENT OF LOSSES; ESCROW

7.1           Survival of Representations and Warranties.  Except for the representations and warranties of the Company contained in Section 2.30 (Representations Complete), which shall survive for a period of five months following the Closing Date, the representations and warranties of the Company and Parent contained in Article II and Article III of this Agreement, respectively, or in any certificate or other instruments delivered at the Closing pursuant to this Agreement, shall survive for a period of eighteen months following the Closing Date.

7.2           Payment of Losses of Parent Damaged Parties.  Upon the Closing, subject to the other provisions of this Article VII, Parent and its officers, directors, Affiliates (including the Surviving Corporation), employees, agents and representatives (each, a “Parent Damaged Party” and collectively, the “Parent Damaged Parties”) shall be entitled to payment from the Escrow Fund from and against all losses, liabilities, damages, costs, interest, awards, amounts paid in settlement, judgments, penalties, and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, remediating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”), incurred or sustained by the Parent Damaged Parties, or any of them, arising out of, related to, or resulting from or based upon (a) any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or in any Contract, certificate or instrument of the Company delivered pursuant to this Agreement, other than a breach or inaccuracy as to which reimbursement is unavailable under the last sentence of Section 4.12; (b) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement; (c) any error in the Statement of Expenses (but only to the extent that the actual amount of Third Party Expenses exceeded both the Third Party Expenses reflected in the Statement of Expenses and $5,000,000), the Paying Agent Spreadsheet or the Optionholder Spreadsheet; (d) any error in the allocation of the Merger Consideration pursuant to this Agreement to the extent such error results in a claim against a Parent Damaged Party by (i) a Stockholder, an Optionholder or the Warrantholder or (ii) a Person who holds a Lien on a Stockholder’s shares of Company Capital Stock and who, as a result of such Lien, was entitled under applicable law to receive payment of all or a portion of the Merger Consideration paid to such Stockholder; (e) any action taken or not taken by the Securityholder Committee with respect to this Agreement or the Escrow Agreement, to the extent such action or inaction results in a claim against a Parent Damaged Party by a Stockholder, an Optionholder, or the Warrantholder; (f)  any claim by a Person who was a director of the Company immediately prior to the Effective Time arising out of or related to actions taken or not taken by the Company prior to the Effective Time); and (g) any notice by a third party asserting that, based on the conduct of the business (which, at the time of the alleged noncompliance, was or is being conducted in the same manner in all material respects as it was being conducted on the Closing Date), the Company, the Parent or the Surviving Company was not or is not in compliance with any license or other right referenced in Section 2.16(s) of this Agreement, including the report referenced therein (for the avoidance of doubt, excluding internal costs of employees of Parent or Surviving Corporation for remediation of such alleged non-compliance).  No Stockholder, Optionholder, Warrantholder, director or officer of the Company shall have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by a Parent Damaged Party.

7.3           Indemnification of Stockholder Indemnified Parties.  Upon the Closing, subject to the other provisions of this Article VII, the Stockholders, the Optionholders and the Warrantholder, and their respective successors and permitted assigns, and the officers, directors, managers, members, partners, stockholders and Affiliates of any Stockholder, Optionholder and the Warrantholder (excluding the Surviving Corporation, “Stockholder Indemnified Parties”) shall be entitled to be indemnified and held harmless by Parent and the Surviving Corporation, jointly and severally, from and against, and to be reimbursed by Parent and the Surviving Corporation for, any and all Losses incurred or sustained by the Stockholder Indemnified Parties, or any of them, directly or indirectly, arising out of, related to, or resulting from or based upon (a) any breach or inaccuracy of any representation or warranty of Parent or Merger Sub contained in this Agreement or in any Contract, certificate or other instrument delivered pursuant to this Agreement or (b) any failure by Parent or Merger Sub to perform or comply with any covenant applicable to it contained in this Agreement.

7.4           Third Party Claims.

(a)           If any legal proceedings shall be instituted or any claim is asserted by any third party (the “Third Party Claim”) in respect of which any party may have an obligation pursuant to this Article VII to pay for the Losses of another party, the party asserting such right to payment for incurred Losses (the “Damaged Party”) shall give the party from whom such right is sought (the “Responsible Party”) written notice thereof as promptly as possible, but any failure to so notify the Responsible Party shall not relieve it from any liability that it may have to the Damaged Party other than to the extent the Responsible Party is materially prejudiced thereby.  Notwithstanding the foregoing, the Securityholder Committee shall serve as the Responsible Party with respect to any assertion by a Parent Damaged Party of a right to payment for incurred Losses and, at the request of a Stockholder Indemnified Party asserting a right to payment for incurred Loss, the Securityholder Committee may assume and perform some or all of the rights and responsibilities of a Damaged Party that otherwise would be attributable to such Stockholder Indemnified Party.

(b)           The Responsible Party may assume control of the defense of the Damaged Party against the Third Party Claim with counsel reasonably satisfactory to such Damaged Party if:

(i)           within 15 days after receipt of such written notice, the Responsible Party confirms in writing that the Responsible Party will defend the Damaged Party from and against the Losses the Damaged Party may incur as a result of or arising out of the Third Party Claim;

(ii)           the Responsible Party provides the Damaged Party with evidence reasonably acceptable to the Damaged Party that the Responsible Party has the financial resources to defend against the Third Party Claim and to fulfill its obligations to pay for Losses hereunder with respect to all Losses that are reasonably likely to result from or arise out of the Third Party Claim;

(iii)           the Third Party Claim is not, in the good faith judgment of the Damaged Party (in the case of Parent, acting reasonably through its Board of Directors), reasonably likely to be materially adverse to the Damaged Party’s reputation or its relationships with its employees, stockholders, or any of its significant customers or business partners;

(iv)           the Third Party Claim does not seek an order, injunction, non-monetary or other equitable relief against the Damaged Party which the Damaged Party (in the case of Parent, acting reasonably through its Board of Directors) determines reasonably and in good faith could, if successful, have a Material Adverse Effect; and

(v)           the Responsible Party conducts the defense of the Third Party Claim actively and diligently and keeps the Damaged Party informed of material developments with respect to the Third Party Claim and consults with the Damaged Party prior to making material strategic decisions with respect to the defense of the Third Party Claim.

(c)           So long as the Responsible Party is conducting the defense of the Third Party Claim and the conditions set forth in Section 7.4(b) hereof are being met:

(i)           the Damaged Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; provided, however, that the employment of such counsel shall be at the expense of the Responsible Party if the Damaged Party determines in good faith that such participation is appropriate in light of conflicts of interest;

(ii)           the Responsible Party shall obtain the prior written approval of the Damaged Party before agreeing to the entry of any judgment arising from such claim, entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld, conditioned or delayed) provided, however, that the Responsible Party shall not require such prior written approval if such settlement or judgment (A) includes as an unconditional term thereof be given by each claimant or plaintiff to each Damaged Party of a release from all liability in respect of such claim and (B) involves only the payment of money damages that are covered in full by the payment obligations of the Responsible Party; and

(iii)           the Responsible Party shall not be liable to such Damaged Party hereunder for any legal expenses subsequently incurred by such Damaged Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Responsible Party shall be liable for such legal expenses if the Damaged Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Responsible Party, or in light of conflicts of interest.

(d)           If any of the conditions set forth in Section 7.4(b) above becomes unsatisfied, the Damaged Party shall, after reasonable written notice to the Responsible Party, have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Responsible Party, and the Responsible Party will promptly reimburse the Damaged Party to the extent the Damaged Party is entitled to payment of Losses hereunder, provided that, in the event that the Damaged Party is a Parent Damaged Party, such Losses shall be paid out of the Escrow Fund.

(e)           A claim for payment of Losses for any matter not involving a third-party claim shall be asserted by the Damaged Party to the Responsible Party in writing as promptly as possible, setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim (to the extent known) and, if known, the amount of the Losses asserted or which may be asserted by reason thereof, but any failure to so notify the Responsible Party shall not relieve it from any liability that it may have to the Damaged Party other than to the extent the Responsible Party is materially prejudiced thereby.  The Responsible Party shall be entitled to contest any such claim in accordance with the procedures set forth in the Escrow Agreement.

7.5           Limitations on Payment for Losses.

(a)           Neither the Parent Damaged Parties nor the Stockholder Indemnified Parties may assert any claim for Losses under Section 7.2(a) or 7.3(a), as applicable, until the aggregate amount of Losses in respect of all such claims equals or exceeds $1,000,000 (the “Threshold”), provided, however, that the foregoing shall not apply with respect to Losses related to (i) a breach of the representations and warranties set forth in Section 2.1 (Organization of the Company), Section 2.2 (Company Capital Structure), Section 2.5 (Authority), Section 2.10 (No Undisclosed Liabilities), Section 2.13 (Tax Matters), Section 2.23 (Brokers’ and Finders’ Fees; Third Party Expenses), Section 3.1 (Organization, Standing and Power), Section 3.2 (Authority), and Section 3.5 (Brokers’ and Finders’ Fees) (collectively, the “Fundamental Representations”).  No claims for individual Losses of less than $50,000 ($20,000 in the case of Losses related to a breach of a Fundamental Representation) may be asserted at any time or shall be included in determining whether the Threshold has been met.  Thereafter, liability shall be for the full amount of such Losses without regard to the Threshold or to the minimum individual Losses described above.  After the Closing, claims against the Escrow Fund in accordance with the provisions of this Article VII shall be the sole and exclusive remedy for the parties with regard to any Loss arising out of or related to this Agreement and the transactions contemplated hereby.

(b)           The amounts for which the Responsible Party shall be liable hereunder shall be net of any insurance proceeds received by the Damaged Party in connection with the circumstances giving rise to the right of payment for Losses.

(c)           No Damaged Party shall be entitled to recover consequential or incidental Losses with respect to any breach of any representation or warranty or non-performance of any obligation under this Agreement (or otherwise relating to the transactions contemplated hereby), and under no circumstances shall such damages be considered “Losses” under this Agreement; provided, however, Losses shall include such consequential and incidental Losses in the event that the Damaged Party is liable for such Losses pursuant to a Third Party Claim.

(d)           Notwithstanding anything to the contrary contained herein, with respect to  claims for Losses pursuant to this Article VII, in the event it is determined either by mutual agreement or by a court of competent jurisdiction that the Damaged Party is not entitled to payment for Losses hereunder, Damaged Party shall promptly reimburse all reasonable fees and expenses incurred by the Responsible Party in defense of such claim.

7.6           Escrow and Expense Funds; Escrow Period; Remedy.

(a)           As of the Effective Time, the Parent, the Escrow Agent and the Securityholder Committee shall execute and deliver the Escrow Agreement, and the Parent or Merger Sub shall deposit with the Escrow Agent (i) the Escrow Amount, such deposit of the Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to satisfy the payment obligations provided for in Section 7.2, and (ii) the Expense Amount, such deposit of the Expense Amount to constitute a fund for use of the Securityholder Committee to pay the costs, expenses and liabilities incurred by the Securityholder Committee or any of its members in accordance with Section 7.7 (the “Expense Fund”).  The Escrow Amount shall be available to compensate the Parent Damaged Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII for a period of eighteen months after the date hereof (the “Escrow Period”).  The right of Parent’s Indemnified Parties to seek compensation shall be limited solely and exclusively to the Escrow Fund and no current or former stockholder, director, officer, employee, affiliate or advisor of the Company or any Affiliate of the Company shall have any liability of any nature to Parent, the Surviving Corporation or any Affiliate of either Parent or the Surviving Corporation with respect to any breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement.  Subject to Section 7.7(c), upon expiration of the Escrow Period, any remaining portion of the Escrow Fund shall be distributed to the Represented Parties in accordance with the Escrow Agreement (less any amounts to cover any outstanding claims), and no Person shall then have any further liability to the Damaged Parties for claims related to this Agreement, except with respect to fraud as set forth in Section 7.6(b).

(b)           If any claims for payment of Losses have been made pursuant to this Article VII and the same are still pending or unresolved at the expiration of the Escrow Period, such claims will continue to be subject to the provisions of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Person (and such Person’s pro rata share of the Escrow Fund shall not be the exclusive remedy) in respect of Losses arising out of common law fraud committed by such Person.

7.7           Securityholder Committee.

(a)           The Stockholders, by the approval and adoption of this Agreement pursuant to the Required Stockholder Consent, shall irrevocably appoint Richard J. Brekka, Jaime W. Ellertson and Thomas A.F. Krueger, as the Stockholders’ true and lawful agents, representatives and attorneys-in-fact (the “Securityholder Committee”) with respect to all actions called for by this Agreement and the Escrow Agreement to be taken for and on behalf of the Stockholders, on their individual and collective behalf, including the obligations set forth in Articles I and IV of this Agreement.  The Optionholders and the Warrantholder, in connection with their exchange of Company Vested Options and the Company Warrant pursuant to Section 1.9, shall execute instructions appointing the members of the Securityholder Committee as their true and lawful agents, representatives and attorneys-in-fact with respect to all actions called for by this Agreement and the Escrow Agreement to be taken for and on behalf of the Optionholders, on their individual and collective behalf, including the obligations set forth in Articles I and IV of this Agreement.  Thereafter the Securityholder Committee shall be authorized to act, and shall act, on behalf of all Stockholders and, to the extent they have delivered such executed instructions, Optionholders and the Warrantholder collectively (the Stockholders and the Optionholders and Warrantholder delivering such instructions from time to time hereafter being referred to herein collectively as the “Represented Parties”).  The Represented Parties further authorize the Securityholder Committee to (i) give and receive notices and communications on behalf of the Represented Parties, (ii) authorize payment to any Parent Damaged Party from the Escrow Fund in satisfaction of claims by any Parent Damaged Party, (iii) object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Parent Damaged Party against the Escrow Fund, and (iv) to take all other actions that are either (A) necessary or appropriate in the judgment of the Securityholder Committee for the accomplishment of the foregoing, or (B) specifically mandated by the terms of this Agreement or Escrow Agreement.  This power of attorney is irrevocable and shall survive the death, incapacity, incompetence, dissolution, liquidation or similar event or status of any Represented Party.  The appointments of the members of the Securityholder Committee may be changed by Represented Parties representing at least a majority in interest in the Escrow Fund (“Majority Represented Parties”) from time to time upon not less than 30 days’ prior written notice to Parent; provided, however, that any member of the Securityholder Committee may not be removed unless Represented Parties with at least a two thirds interest in the Escrow Fund agree to such removal and to the identity of the substituted member.  A vacancy in the Securityholder Committee may be filled by the Majority Represented Parties or left vacant.  No bond shall be required of the Securityholder Committee or any member thereof, and the members of the Securityholder Committee shall not receive any compensation for their services.  Notices or communications to or from the Securityholder Committee shall constitute notice to or from the Represented Parties as it sent or received from all Represented Parties.  The right of a Securityholder Committee member to resign shall be as set forth in the Escrow Agreement.

(b)           All decisions and actions by the Securityholder Committee, including any agreement between the Securityholder Committee and Parent relating to the defense or settlement of any claims for which the Represented Parties may be required to pay Losses of Parent pursuant to Article VII hereof, shall be binding upon all of the Represented Parties, and no Represented Parties shall have the right to object, dissent, protest or otherwise contest the same.  All actions of the Securityholder Committee shall require the approval of a majority of the members of the Securityholder Committee.  At any time the Securityholder Committee may, but is not required, to designate in writing to Parent, with the right to change such designation, a single individual or entity (the “Committee Representative”) to act on behalf of the Securityholder Committee.  If such designation is made, and until revoked by the Securityholder Committee, Parent, the Surviving Corporation and the Escrow Agent shall be entitled to rely on any action (including the delivery of any certificate, the resolution of any claims and the waiver of any rights) taken by the Committee Representative in the name of or on behalf of the Securityholder Committee, and the Committee Representative’s approval, authorization, or taking of any such action shall be deemed conclusive proof, without any obligation on the part of Parent, the Surviving Corporation or the Escrow Agent to verify the authority of the Committee Representative, of the approval by the Securityholder Committee of such action.

(c)           Neither the Securityholder Committee nor any of its members shall have any fiduciary, agency or other duties to the Represented Parties and its only obligations shall be as expressly set forth in this Agreement.  The Securityholder Committee and its members are serving in that capacity solely for purposes of administrative convenience, and are not personally liable for any of the obligations of the Represented Parties hereunder, and the Parent, the Merger Sub and the Represented Parties agree that they will not look to the underlying assets of the Securityholder Committee or any of its members for the satisfaction of any obligations of the Company or the Represented Parties.  The Securityholder Committee, and any member thereof, shall not be liable to any of the parties hereto or the Represented Parties for any act done or omitted hereunder as the Securityholder Committee while acting in good faith and in the exercise of reasonable judgment or acting pursuant to the advice of counsel or with the consent of the Majority Represented Parties.  The Represented Parties shall jointly and severally hold harmless the members of the Securityholder Committee and hold the members of the Securityholder Committee harmless against any loss, liability or expense incurred without fraud, gross negligence, willful breach of this Agreement or the Escrow Agreement, or bad faith on the part of the Securityholder Committee and arising out of or in connection with the acceptance or administration of the Securityholder Committee’s duties hereunder, including the reasonable fees, out-of-pocket costs and expenses of any legal counsel retained by the Securityholder Committee.  The Securityholder Committee shall be entitled to retain its own counsel and other professional advisors in connection with the acceptance, performance or administration of the Securityholder Committee’s duties hereunder or under the Escrow Agreement or the exercise of any of the Securityholder Committee’s rights hereunder, and shall further be entitled to withdraw from the Expense Fund the amount of any fees and expenses of such counsel and professionals.  Any losses, liabilities or expenses incurred by the Securityholder Committee or any of its members arising out of or in connection with the acceptance or administration of the duties hereunder may be recovered by the Securityholder Committee from the cash deposited in the Escrow Fund that is otherwise distributable to the Represented Parties (and not distributable to the Parent or subject to a pending Parent Indemnified Claim) or from the cash deposited in the Expense Fund, in each case pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution.  A decision, act, consent or instruction of the Securityholder Committee shall constitute a decision of the Represented Parties and shall be final, binding and conclusive upon the Represented Parties; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Committee as being the decision, act, consent or instruction of the Represented Parties.  The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Committee.

(d)           Each Represented Party agrees, in addition to the foregoing, that:

(i)           Parent and any other Parent Damaged Party shall be entitled to rely conclusively on the instructions and decisions of the Securityholder Committee as to (A) the settlement of any claims for compensation by Parent or such Parent Damaged Party pursuant to Article VII hereof or (B) any other actions required or permitted to be taken by the Securityholder Committee hereunder or under the Escrow Agreement, and no party hereunder shall have any cause of action against Parent or such Parent Damaged Party for any action taken by Parent or such Parent Damaged Party in reliance upon the instructions or decisions of the Securityholder Committee;

(ii)           the provisions of this Section 7.7 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Represented Party, and any references in this Agreement to a Represented Party shall mean and include the successors to the rights of such Represented Party hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(iii)           the provisions of this Section 7.7 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Represented Party may have in connection with the transactions contemplated by this Agreement; and

(iv)           remedies available at law for any breach of the provisions of this Section 7.7 are inadequate; therefore, Parent shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages if Parent brings an action to enforce the provisions of this Section 7.7.

ARTICLE VIII

TERMINATION

8.1           Termination.  This Agreement may be terminated, and the Merger may be abandoned, at any time prior the Effective Time as follows:

(a)           Mutual Consent.  By the mutual consent of Parent and the Company.

(b)           Breach.  By Parent or the Company, in the event of either: (i) a breach by the other of any representation or warranty contained herein; or (ii) a breach by the other of any of the covenants or agreements contained herein, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect on the breaching party (either (i) or (ii) above being a “Terminating Breach”) and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty days after written notice thereof shall have been given to the breaching party; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose breach of or failure to fulfill its obligations under this Agreement resulted in the failure of any such condition.

(c)           Delay.  By Parent or the Company, in the event that the Merger is not consummated by December 31, 2009 (the “End Date”), except to the extent that the failure of the Merger then to be consummated arises out of or results from a breach of this Agreement by the party seeking to terminate pursuant to this Section 8.1(c).

(d)           Governmental Entity.  By either Parent or the Company if a court of competent jurisdiction or Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

(e)           Stockholder Approval.  By Parent if this Agreement and the Merger shall fail to receive the Required Stockholder Approval by 11:59 p.m. on the second full Business Day following the date of this Agreement.

8.2           Effect of Termination.  Except as otherwise set forth in this Agreement, in the event of the termination of this Agreement pursuant to Section 8.1, there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, employees or stockholders and this Agreement shall otherwise forthwith become void; provided, however, that this Section 8.2 and Article IX shall survive termination of this Agreement and the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement.  Notwithstanding the first sentence of this Section 8.2, nothing herein shall prevent any party from seeking all remedies available at law or equity for a breach of this Agreement prior to Closing, including specific performance.

8.3           Expenses.

(a)           If Parent terminates this Agreement pursuant to Section 8.1(e), the Company shall pay Parent an amount equal to the actual and reasonably documented expenses incurred by Parent in connection with the Merger, this Agreement, the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby; provided, however, that the maximum amount payable pursuant to this Section 8.3(a) shall in no event exceed $1,000,000.

(b)           Any payment required to be made pursuant to Section 8.3(a) shall be made within five Business Days after termination of this Agreement and shall be made by wire transfer of same-day funds to an account designated by Parent within three Business Days after termination of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1           Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“280G Approval” is defined in Section 4.15.

“Accelerated Company Vested Option” shall have the meaning set forth in Section 2.2(b).

“Affiliate” as used in Section 2.24 shall have the meaning set forth in Section 2.24(a); otherwise “Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Agreement” is defined in the Preamble of this Agreement.

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person other than Parent or its Affiliates relating to, whether in a single transaction or series of related transactions (i) any sale of all or substantially all assets or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company and its Subsidiaries, (ii) any direct or indirect acquisition or purchase of 40% of any class of Company Capital Stock, (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person other than Parent or its Affiliates beneficially owning 40% or more of Company Capital Stock, or (iv) any other transaction having a similar effect to those described in clauses (i) to (iii).

“Balance Sheet Date” is defined in Section 2.8(a).

“Books and Records” is defined in Section 4.9.

“Business Day” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in Detroit, Michigan or Boston, Massachusetts are authorized or obligated by law or executive order to close.

“Cause” is defined in Section 4.6(c).

“Certificate of Incorporation” is defined in Section 2.1.

“Certificate of Merger” is defined in Section 1.2.

“Charter Documents” is defined in Section 2.1.

“Class A Convertible Preferred Stock” is defined in Section 2.2(a).

“Class B Convertible Preferred Stock” is defined in Section 2.2(a).

“Class C Convertible Preferred Stock” is defined in Section 2.2(a).

“Closing” is defined Section 1.2.

“Closing Date” is defined in Section 1.2.

“COBRA” is defined in Section 2.24(a)(ii).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee Representative” is defined in Section 7.7(b).

“Common Price Per Share” shall mean (i) the sum of (A) the Merger Consideration, (B) the aggregate exercise prices of all Company Vested Options and (C) the aggregate exercise price of the Company Warrant, divided by (ii) the sum of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, (B) the number of shares of Common Stock into which shares of Preferred Stock outstanding immediately prior to the Effective Time shall be convertible as of the Effective Time, assuming that all dividends accumulated thereon were converted into Common Stock at the conversion prices set forth in Article Fourth, Section 5(B)(i) of the Certificate of Incorporation, (C) the aggregate number of shares of Common Stock for which the Company Vested Options shall be exercisable immediately prior to the Effective Time and (D) the aggregate number of shares of Common Stock for which the Company Warrant shall be exercisable immediately prior to the Effective Time.

“Company” is defined in the Preamble of this Agreement.

“Company Authorizations” is defined in Section 2.19.

“Company Capital Stock” shall mean (i) Company Common Stock, (ii) Class A Convertible Preferred Stock, (iii) Class B Convertible Preferred Stock, and (iv) Class C Convertible Preferred Stock.

“Company Common Stock” is defined in Section 2.2(a).

“Company Debt” shall mean (i) the outstanding principal of and premium (if any) in respect of (A) indebtedness of the Company and its Subsidiaries for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds, letters of credit or other similar instruments for the payment of which the Company or any of its Subsidiaries is responsible or liable, (ii) all obligations of the type referred to in clause (i) of any Persons for the payment of which the Company or any of its Subsidiaries is responsible or directly liable, as obligor, guarantor or surety, and (iii) all accrued interest, prepayment premiums, penalties and other amounts related to any of the foregoing.  For the avoidance of doubt, Company Debt shall not include (A) any undrawn letters of credit or (B) any intercompany accounts, payables or loans of any kind or nature.

“Company Employee Plan” is defined in Section 2.24(a)(iii).

“Company Vested Options” shall mean all issued and outstanding options to purchase Company Common Stock to the extent vested, outstanding and unexercised immediately prior to the Effective Time.

“Company Products” is defined in Section 2.16(c).

“Company Stock Certificates” is defined in Section 1.9(a).

“Company Warrant” shall mean the warrant agreement to purchase shares of Class C Convertible Preferred Stock issued to the Warrantholder and dated as of December 30, 2004.

“Company’s Auditors” is defined in Section 2.8(a).

“Conflict” is defined in Section 2.6.

“Contract” shall mean any mortgage, indenture, lease, contract, agreement, instrument, commitment, franchise or license.

“Current Balance Sheet” is defined in Section 2.8(a).

“Damaged Party” is defined in Section 7.4(a).

“Delaware Law” is defined in Section 1.1.

“Dissenting Shares” is defined in Section 1.6(c).

“Dissenting Stockholder” is defined in Section 1.6(c).

“Disclosure Schedule” shall mean that certain schedule, dated the date hereof, supplied by the Company to Parent disclosing certain matters to Parent.

“D&O Indemnified Parties” is defined in Section 4.8(a).

“DOL” is defined in Section 2.24(a)(iv).

“Effective Time” is defined in Section 1.2.

“Employee” is defined in Section 2.24(a)(v).

“Employee Agreement” is defined in Section 2.24(a)(vi).

“End Date” is defined in Section 8.1(c).

“Environmental Claims” shall mean all administrative, regulatory or judicial actions, suits, demands, demand letters, notice letters, claims, Liens, notices of non-compliance or violation, investigations, actions or proceedings relating to Hazardous Materials, Environmental Laws, or environmental approvals, permits, licenses, clearances and consents by (a) Governmental Entities for enforcement, cleanup, cost recovery, removal, response, remedial or other actions or damages (including natural resource damages) pursuant to any applicable Environmental Laws, and (b) any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” shall mean all federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, licenses or judicial or administrative interpretations thereof, or similar laws, all as are currently in existence, issued, or promulgated, any of which govern, or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, injunctions, decrees, rulings, licenses, or judicial or administrative interpretations thereof, including:  the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC § 9601 et seq. (herein collectively “CERCLA”); the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq. (herein, collectively, RCRA”), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq. (the “Hazardous Materials Transportation Act”); the Clean Water Act, as amended, 33 U.S.C. § 1311, et seq. (the “Clean Water Act”); the Clean Air Act, as amended, 42 U.S.C. § 7401-7642, (the “Clean Air Act”); the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq. (the “Toxic Substances Control Act”), the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. § 136-136y (“FIFRA”), the Emergency Planning and Community Right-to-Know Act of 1986 as amended 42 U.S.C § 11001, et seq. (Title III of SARA) (“EPCRA”) and similar or related state and local laws.

“ERISA” is defined in Section 2.24(a)(vii).

“Escrow Agent” shall mean J.P. Morgan Chase & Co., or another institution acceptable to Parent and the Securityholder Committee.

“Escrow Agreement” is defined in Section 6.1(r).

“Escrow Amount” is defined in Section 1.6(a).

“Escrow Fund” is defined in Section 7.6(a).

“Escrow Period” is defined in Section 7.6(a).

“Excluded Temporary Agreements” is defined in Section 2.24(b).

“Executive Officers” shall mean the Chief Executive Officer and President, the Chief Financial Officer, Senior Vice President and Treasurer, the Chief Technology Officer, the Senior Vice President, Research & Development and Network Operations, the Senior Vice President, Worldwide Field Operations, the Senior Vice President, Marketing, and the General Counsel and Secretary of the Company.

“Expense Amount” is defined in Section 1.6(a).

“Expense Fund” is defined in Section 7.6(a).

“Financials” is defined in Section 2.8(a).

“FMLA” is defined in Section 2.24(a)(viii).

“Fundamental Representations” is defined in Section 7.5(a).

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Good Reason” is defined in Section 4.6(c).

“Governmental Entity” is defined in Section 2.7.

“Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or constituent thereof, and any other contaminant, pollutant, waste or by-product material whether liquid, solid, semisolid, sludge and/or gaseous, including chemicals, compounds, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires or may require investigation or remediation under any Environmental Laws or which are regulated, listed or controlled by, under or pursuant to any Environmental Laws, or which has been determined or interpreted by any Governmental Entity to be a hazardous or toxic substance regulated under any Environmental Laws.

“HIPAA” is defined in Section 2.24(a)(ix).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” is defined in Section 2.16(a).

“Intellectual Property Rights” is defined in Section 2.16(a).

“Interim Financials” is defined in Section 2.8(a).

“International Employee Plan” is defined in Section 2.24(a)(x).

“IRS” is defined in Section 2.24(a)(xi).

“Key Employees” shall mean the individuals listed on Section 9.1 of the Disclosure Schedule.

“Key Stockholders” is defined in Section 2.2(a).

“Knowledge” shall mean, with respect to the Company, as concerns any matter in question, the actual knowledge of the Chief Executive Officer, the Chief Financial Officer, the General Counsel, Senior Vice President, Worldwide Field Operations, or Senior Vice President, Research & Development and Network Operations (the “Named Officers”) with respect to such matter after making reasonable inquiry of the other Executive Officers and such officers of Subsidiaries of the Company as such Named Officer reasonably shall determine to be appropriate; provided that, if upon such inquiry, a Named Officer learns of a fact or circumstance relating to the matter in question that a reasonably prudent person would investigate further, such Named Officer shall make reasonable inquiry of the underlying fact or circumstance.

“Lease Agreements” is defined in Section 2.15(b).

“Leased Real Property” is defined in Section 2.15(a).

“Letter of Transmittal” is defined in Section 1.9(a).

“License Agreement” is defined in Section 2.16(b)(vi).

“Lien” shall mean any lien, pledge, charge, claim, mortgage, liability, security interest, right of first refusal, title retention agreement, third party right or other encumbrance of any sort, other than  any such encumbrance for current Taxes not yet due and payable

“Loss” or “Losses” is defined in Section 7.2.

“Majority Represented Parties” is defined in Section 7.7(a).

“Material Adverse Effect” shall mean, with respect to Parent or the Company, any effect that (i) is material and adverse to the financial position, results of operations, or existing business or prospects of Parent and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Parent or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect:  (a) any adverse effect resulting from any change in laws and regulations or interpretations thereof by courts or governmental authorities generally applicable to businesses of the kind and nature conducted by Parent or the Company, as applicable (b) any adverse effect resulting from any change in GAAP or regulatory accounting principles generally applicable to businesses of the kind and nature conducted by Parent or the Company, as applicable, (c) any adverse effect resulting from general industry, economic or capital market conditions that affects Parent or the Company, as applicable (or the markets in which Parent or the Company, as applicable, competes) in a manner not disproportionate to the manner in which such conditions affect comparable companies in the industries or markets in which the Company or Parent, as applicable, competes, (d) with respect to Company only, any adverse effect resulting from any act or omission of the Company (or its Subsidiaries) taken with the prior written consent of Parent or at the written direction of Parent, (e) any adverse effect resulting from the announcement, execution or delivery of this Agreement or the pendency or consummation of the Merger, (f) with respect to the Company only, any adverse effect resulting from any breach by Parent or Merger Sub of any provision of this Agreement or the taking of any other action by Parent or Merger Sub, or (g) with respect to the Parent only, any adverse effect resulting from any breach by the Company of any provision of this Agreement or the taking of any other action by the Company.

“Material Contract” or “Material Contracts” is defined in Section 2.17(b).

“Merger” is defined in the Recitals.

“Merger Consideration” is defined in Section 1.6(a).

“Merger Sub” is defined in the Preamble of this Agreement.

“Multiemployer Plan” is defined in Section 2.24(a)(xii).

“Open Source Materials” is defined in Section 2.16(s).

“Operationally-Required IP” is defined in Section 2.16(b)(iv).

“Optionholder Spreadsheet” is defined in Section 4.7(c).

“Optionholders” shall mean the individuals who hold Company Vested Options.

“Ordinary Course” shall mean the ordinary course of business of the Company and its Subsidiaries consistent with past practice.

“Other 280G Benefits” is defined in Section 4.15.

“Parent” is defined in the Preamble of this Agreement.

“Parent Damaged Parties” is defined in Section 7.2.

“Paying Agent” is defined in Section 1.9.

“Paying Agent Spreadsheet” is defined in Section 4.7(b).

“Pension Plan” is defined in Section 2.24(a)(xiii).

“Person” shall mean an individual or entity, including a partnership, limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Plans” shall mean the Gomez, Inc. Amended and Restated Stock Plan and the Gomez, Inc. 2005 Stock Incentive Plan, each as amended.

“Preferred Stock” is defined in Section 2.2(a).

“Registered Intellectual Property” is defined in Section 2.16(b)(v).

“Related Party” shall mean (i) any Key Stockholder or officer or director of the Company or its Subsidiaries, (ii) any spouse, former spouse, child, parent of a spouse, sibling or grandchild of any of the individuals listed in clause (i) of this definition, or (iii) any trust, partnership or corporation controlling, controlled by or under common control with any of the individuals listed in clauses (i) and (ii).

“Represented Parties” is defined in Section 7.7(a).

“Required Stockholder Approval” means the delivery of written consents by holders of at least (a) 88% of the outstanding Company Capital Stock, voting together on an as-converted basis, (b) a majority of each class of Company Capital Stock, and (c) a majority of the outstanding Class A Convertible Preferred Stock and Class B Convertible Preferred Stock, voting together on an as-converted basis.

“Responsible Party” is defined in Section 7.4(a).

“Returns” is defined in Section 2.13(b).

“Securityholder Committee” is defined in Section 7.7(a).

“Standard Agreements” is defined in Section 2.16(b)(vi).

“Statement of Expenses” is defined in Section 4.7(a).

“Stockholder” shall mean a holder of shares of Company Capital Stock immediately prior to the Effective Time.

“Stockholder Indemnified Parties” is defined in Section 7.3.

“Subsidiary” or “Subsidiaries” shall mean, individually or collectively, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other individuals performing similar functions are at any time directly or indirectly owned by such Person.

“Subsidiary Charter Documents” is defined in Section 2.4(b).

“Surviving Corporation” is defined in Section 1.1.

“Targeted Consent” is defined in Section 4.4(a).

“Tax” and “Taxes” are defined in Section 2.13(a).

“Tax Proceeding” is defined in Section 4.11(c)(i).

“Terminating Breach” is defined in Section 8.1(b).

“Third Party Claim” is defined in Section 7.4(a).

“Third Party Expenses” shall mean, regardless of when incurred, all fees and expenses incurred by the Company in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, and all cash payments in respect of severance or change in control in excess of $600,000 owing by the Company to Jaime Ellertson.

“Threshold” is defined in Section 7.5(a).

“Transferred Company Employees” is defined in Section 4.6(a).

“Waived 280G Benefits” is defined in Section 4.15.

“Warrantholder” shall mean Hercules Technology Growth Capital, Inc.

“Warrant Termination Agreement” is defined in. Section 4.14.

“Year-End Financials” is defined in Section 2.8(a)

9.2           Notices.  For purposes of the Closing, the delivery of documents by or to the attorneys or other agents or representatives of a party shall be deemed to constitute delivery by or to that party.  All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, or (ii) two Business Days after (A) being mailed by registered mail, return receipt requested, (B) delivered by express courier service, or (C) by facsimile, provided that in each case the notice or other communication is sent to the address or telecopied to the facsimile number set forth beneath the name of such party below.  Notices, demands and communications to Parent, Merger Sub, the Company and the Securityholder Committee shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

(a)	If to Parent or Merger Sub, to:

Compuware Corporation
One Campus Martius
Detroit, Michigan  48226
Facsimile No.: (313) 227-7690
Attention:  General Counsel

with a copy to (which copy shall not constitute notice):

Dykema Gossett PLLC
400 Renaissance Center
Detroit, Michigan  48243
Facsimile No.: (313) 568-6832
Attention:  Jin-Kyu Koh

(b)	If to the Company prior to the Effective Time:

Gomez, Inc.
10 Maguire Road, Suite 330
Lexington, MA 02421-3110
Facsimile No.: (781) 778-2799
Attention:  General Counsel

with a copy to (which copy shall not constitute notice):

Cooley Godward Kronish LLP
800 Boylston Street 46th Floor
Boston, MA 02199
Facsimile No.:(617) 937-2400
Attention: Mark L. Johnson

(c)	If to the Securityholder Committee:

Richard J. Brekka
Dolphin Equity Partners
750 Lexington Ave., 16th Fl.
Tel: 212-446-1601
Fax: 212-446-1638
rbrekka@dolphinequity.com

with a copy to (which copy shall not constitute notice):

John Edwin Depke
DLA Piper LLP
1251 Avenue of the Americas
New York, New York  10020
212-335-4831 (voice)
212-884-8531 (fax)
john.depke@dlapiper.com

and:

Jaime W. Ellertson
Gomez, Inc.
10 Maguire Road, Suite 330
Lexington, MA 02421
Tel: 781-778-2703
Fax: 781-778-2711
jellertson@gomez.com

with a copy to (which copy shall not constitute notice):

Cooley Godward Kronish LLP
800 Boylston Street 46th Floor
Boston, MA 02199
Facsimile No.:(617) 937-2400
Attention: Mark L. Johnson

and:

Thomas A.F. Krueger
Kardinal-Faulhaber-Str. 14a
Munich, 80333
Germany
Tel: +49 89-710 4085-0
Fax: +49 89-710 40 85 -29
tk@adastra.de

with a copy to (which copy shall not constitute notice):

David R. Pierson
Seaport World Trade Center West
155 Seaport Boulevard
Boston, Massachusetts 02210-2600
617 832 1146 phone
617 832 7000 fax
dpierson@foleyhoag.com e-mail

9.3           Interpretation.  The terms of this Agreement are contractual and not mere recitals.  Any pronouns in this Agreement that refer to a particular gender mean and refer to the appropriate gender or neuter when applied to a particular party or other Person.  Unless otherwise stated, all references in this Agreement to paragraph, subparagraph, section, subsection, clause and subclause are intended to refer to paragraphs, subparagraphs, sections, subsections, clauses and subclauses, respectively, of this Agreement.  The parties acknowledge and agree that titles and headings for particular paragraphs, sections and subsections of this Agreement have been inserted solely for reference purposes.  As a result, section and paragraph headings, titles or captions should not be used to interpret or construe the terms of this Agreement.  Except as to words or phrases specifically defined in this Agreement, the parties agree that all words and phrases selected to state the terms of this Agreement are to be interpreted in accordance with their plain and generally prevailing meaning and not with regard to any different meaning that any of the parties might otherwise attach to a particular word or phrase.  Without limiting the foregoing, the term “including” shall not be interpreted to exclude any item not listed.  The parties further acknowledge that, as a result of either drafting or negotiating specific terms, or as a result of approving language selected by others to state specific terms, they are each and all equally responsible for the wording of the terms of this Agreement.  As a result, the parties agree and acknowledge that in interpreting this Agreement, the rule of contractual interpretation and construction that provides that an ambiguity in the terms of an agreement shall be construed against the party drafting such term does not apply to the interpretation or construction of the terms of this Agreement.

9.4           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.  This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.5           Entire Agreement; Assignment; Amendment.  This Agreement, the Exhibits hereto and the Disclosure Schedule (i) contain the entire agreement and understanding between the parties with respect to the subject matter herein identified and merges and integrates any and all previous and contemporaneous understandings and agreements (in fact or law) whether written or oral, between or among any of the parties concerning such matters, and (ii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.  This Agreement may be amended by the parties hereto only by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

9.6           No Third Party Beneficiaries.  The terms of this Agreement are intended solely for the benefit of the parties and are not intended to inure, and will not inure, to the benefit of any other Person, except as provided in Section 4.13 and Article VII.

9.7           Severability.  If any provision of this Agreement or portion of this Agreement is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding in any jurisdiction, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary, either by a court of competent jurisdiction or the parties hereto, to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extend permitted by law, as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.

9.8           Governing Law.  This Agreement and the respective rights and obligations of the parties under this Agreement shall be governed by, and shall be determined under, the internal laws of the State of Delaware applicable to contracts between residents of the State of Delaware to be performed solely in the State of Delaware, without regard to conflict of law principles.  Any action involving this Agreement shall be brought and maintained solely in the Court of Chancery of the State of Delaware.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.9           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.10           Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.11           Equitable Remedies.  Each party agrees that a failure to comply with any provision of this Agreement will cause the other parties irreparable harm and that such other parties will be entitled to equitable relief, without the necessity of posting a bond, including specific performance, an injunction, a restraining order and/or other equitable relief in order to enforce the provisions of this Agreement, which right is in addition to, and not in lieu of, any other remedy to which such party is entitled under law (including monetary damages).

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

COMPUWARE CORPORATION

By:	/s/ Laura Fournier
Name:	Laura Fournier
Title:	Executive Vice President, Chief Financial Officer and Treasurer

COMPUWARE ACQUISITION CORP.

By:	/s/ Laura Fournier
Name:	Laura Fournier
Title:	Director

GOMEZ, INC.

By:	/s/ Jaime W. Ellertson
Name:	Jaime W. Ellertson
Title:	President and CEO

SECURITYHOLDER COMMITTEE

/s/ Richard J. Brekka
Richard J. Brekka

/s/ Jaime W. Ellertson
Jaime W. Ellertson

/s/ Thomas A.F. Krueger
Thomas A.F. Krueger